UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12
UiPath, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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UiPath, Inc.
One Vanderbilt Avenue, 60th Floor
New York, New York 10017
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 15, 2023
Virtual Meeting: www.virtualshareholdermeeting.com/PATH2023
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of UiPath, Inc., a Delaware corporation ("UiPath"), which will be held on Thursday, June 15, 2023 at 11:00 a.m., Eastern Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/PATH2023. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation, allows our employee stockholders around the world to attend the Annual Meeting, and provides cost savings for UiPath and our stockholders. We encourage you to attend online and participate. We recommend that you log in a few minutes before 11:00 a.m., Eastern Time, on June 15, 2023, to ensure you are logged in when the Annual Meeting starts. The Annual Meeting will be held for the following purposes:
1.To elect as directors the seven nominees named in the accompanying Proxy Statement,each to hold office until our Annual Meeting in 2024;
2.To approve, on a non-binding advisory basis, the compensation paid to our named executive officers (“say-on-pay vote”);
3.To indicate, on a non-binding advisory basis, the preferred frequency (i.e., every one, two, or three years) of holding the say-on-pay vote;
4.To ratify the selection by the audit committee of our board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024; and
5.To transact such other business that may properly come before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 18, 2023. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors
Brad Brubaker
Chief Legal Officer and Secretary
New York, New York
April 28, 2023

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the Annual Meeting, you may vote your shares in advance of the Annual Meeting through the internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card.
Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Thursday, June 15, 2023 at 11:00 a.m. Eastern Time online at www.virtualshareholdermeeting.com/PATH2023. The Proxy Statement and Annual Report to stockholders are available at www.proxyvote.com

UiPath, Inc.
One Vanderbilt Avenue, 60th Floor
New York, New York 10017
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 15, 2023 at 11:00 a.m., Eastern Time
Our board of directors is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of UiPath, Inc. ("UiPath"), a Delaware corporation, to be held virtually, via a live audio webcast at www.virtualshareholdermeeting.com/PATH2023, on Thursday, June 15, 2023 at 11:00 a.m., Eastern Time, and any adjournments or postponements thereof. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. As a global company, we believe this meeting type is better for our stockholders, which includes our employees. Stockholders attending the virtual meeting will be able to listen to the meeting live, submit questions, and vote online.
For the Annual Meeting, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 (the “Annual Report”), to our stockholders primarily via the internet. On or about April 28, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or by email by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked.

We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our Annual Meeting.
Only stockholders of record at the close of business on April 18, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 478,096,053 shares of Class A common stock and 82,452,748 shares of Class B common stock outstanding and entitled to vote (together, the “common stock”). Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to 35 votes per share of Class B common stock. The holders of shares of common stock will vote together as a single class on all matters submitted to a vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting for ten days before the Annual Meeting during ordinary business hours at our headquarters at One Vanderbilt Avenue, 60th floor, New York, New York 10017. For instructions on how to attend the Annual Meeting, please see the instructions at www.virtualshareholdermeeting.com/PATH2023 and on page 2 of this Proxy Statement.
In this Proxy Statement, we refer to UiPath, Inc. as “UiPath,” the “Company,” “we,” or “us” and the board of directors of UiPath as "our board" or “our board of directors.” References to fiscal years 2023, 2022, and 2021 in this Proxy Statement refer to our fiscal years ended January 31, 2023, 2022, and 2021, respectively. References to fiscal year 2024 refer to our fiscal year ending January 31, 2024. The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended January 31, 2023, accompanies this Proxy Statement. You also may obtain a copy of the Annual Report without charge by emailing investor.relations@uipath.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement, and you should not consider information on our website to be part of this proxy statement.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

How do I attend, participate in, and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live audio webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/PATH2023. The meeting will start at 11:00 a.m., Eastern Time, on Thursday, June 15, 2023. Stockholders attending the virtual meeting will be able to listen to the meeting live, submit questions, and vote online.
In order to enter the Annual Meeting, you will need your control number, which is included in the Notice or on your proxy card if you are a stockholder of record, or included with your voting instruction card and voting instructions received from your broker, bank, or other agent if you hold your shares in “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/PATH2023. We recommend that you log in a few minutes before 11:00 a.m., Eastern Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/PATH2023 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:
•You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
•Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
•Please direct all questions to Daniel Dines, our Co-Chief Executive Officer, Robert Enslin, our Co-Chief Executive Officer, or Brad Brubaker, Chief Legal Officer and Corporate Secretary, at the Annual Meeting.
•Please include your name and affiliation, if any, when submitting a question or comment.
•Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.
•Questions may be grouped by topic by our management.
•Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests.
•Be respectful of your fellow stockholders and Annual Meeting participants.
•No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/PATH2023 or at www.proxyvote.com. Technical support will be available starting at 10:00 a.m., Eastern Time on June 15, 2023.
Who can vote at the Annual Meeting?
Only stockholders of record of our Class A common stock and Class B common stock at the close of business on the Record Date, April 18, 2023, will be entitled to vote at the Annual Meeting. On the Record Date, there were 478,096,053 shares of Class A common stock and 82,452,748 shares of Class B common stock outstanding and entitled to vote. Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to 35 votes per share of Class B common stock.
•Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
•Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from such organization and after obtaining a valid proxy from your broker, bank, or other agent.

What am I voting on?
There are four matters scheduled for a vote:
•Proposal 1: Elect as directors the seven nominees named in this Proxy Statement, each to hold office until our 2024 Annual Meeting;
•Proposal 2: Approve, on a non-binding advisory basis, the compensation paid to our named executive officers (“say-on-pay vote”);
•Proposal 3: Indicate, on a non-binding advisory basis, the preferred frequency (i.e., every one, two, or three years) of holding the say-on-pay vote; and
•Proposal 4: Ratify the selection by the audit committee of our board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024.
What if another matter is properly brought before the Annual Meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
•Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone, or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
•To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/PATH2023, starting at 11:00 a.m., Eastern Time on Thursday, June 15, 2023. The webcast will open 15 minutes before the start of the Annual Meeting.
•To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on Wednesday, June 14, 2023 to be counted.
•To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on Wednesday, June 14, 2023 to be counted.
•To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank, or other agent and will need to obtain a proxy issued in your name from that record holder.

Internet voting during the Annual Meeting and/or internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your internet access.

Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, using a printed proxy card, or online during the Annual Meeting.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
•Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:
•Submit another properly completed proxy card with a later date.
•Grant a subsequent proxy by telephone or through the internet.
•Send a timely written notice that you are revoking your proxy via email at investor.relations@uipath.com.
•Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
Your most current proxy card or telephone or internet proxy is the one that is counted.
•Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner and your shares are held in “street name” by your broker, bank, or other agent, you should follow the instructions provided by your broker, bank, or other agent.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you, or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors: “FOR” the election of each of the seven nominees for director named in this Proxy Statement; "FOR" approval, on a non-binding advisory basis, of the compensation paid to our named executive officers ("say-on-pay vote"); for, on a non-binding advisory basis, "ONE YEAR" as the preferred frequency of holding the say-on-pay vote; and “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my broker, bank, or other agent with voting instructions, what happens?
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may vote your shares on Proposal 4. Your broker or nominee, however, may not vote your shares on Proposals 1, 2, or 3 without your instructions. Such an event would result in a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Please instruct your broker, bank, or other agent to ensure that your vote will be counted.
What are “broker non-votes”?
As discussed above, broker non-votes occur when your broker submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on those matters. Proposals 1, 2 and 3 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes” to exist only in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from such organization.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count: (1) with respect to Proposal 1, votes “FOR,” “WITHHOLD” and broker non-votes, (2) with respect to Proposal 2, votes “FOR,” “AGAINST,” abstentions and broker non-votes, (3) with respect to Proposal 3, votes for a frequency vote of "ONE", "TWO", or "THREE" years, abstentions and broker non-votes and (4) with respect to Proposal 4, votes "FOR", "AGAINST" and abstentions. Abstentions will not be counted towards the vote total for Proposals 2, 3 and 4 and will have no effect on Proposals 2, 3, and 4. Broker non-votes have no effect and will not be counted towards the vote total for Proposals 1, 2 and 3.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes:

	Proposal	Vote Required for Approval	“Withhold” Vote	Abstentions	Broker Non-Votes
1.	Election of Directors	Seven nominees receiving the most “FOR” votes will be elected.	No effect	Not applicable	No effect
2.	Approval, on a non-binding advisory basis, the compensation paid to our named executive officers ("say-on-pay vote")
Must receive “FOR” votes from the holders of a majority of the voting power of the shares present by virtual attendance or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter.
			Not applicable	No effect	No effect
3.	Indicate, on a non-binding advisory basis, the preferred frequency (i.e., every one, two or three years) of holding the say-on-pay vote	Must receive votes from the holders of a majority of the voting power of the shares present by virtual attendance or represented by proxy duly authorized at the meeting and voting (excluding abstentions and broker non-votes) on
		such matter.	Not applicable	No effect	No effect
4.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024
Must receive “FOR” votes from the holders of a majority of the voting power of the shares present by virtual attendance or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter.
			Not applicable	No effect	Not applicable
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. The presence, in person, by remote participation, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of the shares present at the Annual Meeting by virtual attendance or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2023 to our Corporate Secretary at One Vanderbilt Avenue, 60th Floor, New York, New York 10017, Attention: Corporate Secretary.
Pursuant to our second amended and restated bylaws, if you wish to submit a proposal (including a director nomination) at the 2024 Annual Meeting, you must do so not later than the close of business on March 17, 2024 nor earlier than the close of business on February 16, 2024; provided, however, that, if the date of next year's annual meeting is is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of this year’s annual meeting, notice must be received not earlier than the close of business on the 120th day prior to next year's annual meeting and not later than the close of business on the later of the 90th day prior to next year's annual meeting or, if later than the 90th day prior to next year's annual meeting, the tenth day following the day on which public announcement of the date of next year's meeting is first made by us. You are also advised to review our second amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1
ELECTION OF DIRECTORS
At the Annual Meeting, seven directors are to be elected to hold office until the 2024 Annual Meeting and until their successors have been elected and qualified. Each of the nominees is currently a member of our board of directors. Each of the nominees was elected by the stockholders at our 2022 Annual Meeting, other than Karenann Terrell, who was appointed by our board of directors in April 2023 to fill a vacancy on the board. Ms. Terrell was recommended to our board by each of Mr. Enslin and Ms. McGinnis Day, our Chief People Officer. Based on the recommendation of the nominating and corporate governance committee, our board of directors has nominated each of Philippe Botteri, Daniel Dines, Michael Gordon, Daniel Springer, Laela Sturdy, Karenann Terrell, and Rich Wong, each to be elected as a director of the Company to serve on our board of directors until the 2024 Annual Meeting and until such time as their respective successors have been duly elected and qualified or until their earlier death, disability, resignation, retirement, disqualification or removal from office.
Our board of directors has no reason to believe that any of the nominees named in this Proxy Statement would be unable or unwilling to serve as a director if elected. In the event that any of these nominees should become unavailable for election due to any presently unforeseen reason, proxies will be voted for a substitute as designated by our board, or alternatively, our board may leave a vacancy on the board or reduce the size of our board.
Vacancies on the board of directors may be filled by persons elected by a majority of the remaining directors or, if such vacancy is created prior to the date our Class B common stock is automatically converted to Class A common stock pursuant to the terms of our amended and restated certificate of incorporation, by the holders of a voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class. A director elected by our board of directors to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term and until the director’s successor is duly elected and qualified.
Directors are elected by a plurality of the votes of the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the seven nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named above.
Our nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, diversity and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated the nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities that the committee views as critical to effective functioning of our board. To provide a mix of experience and perspective on our board, the committee also takes into account geographic, gender, and ethnic diversity. The biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes, or skills of each director or director nominee that led the committee to believe that that nominee should continue to serve on our board. However, each of the members of the committee may have a variety of reasons why a particular person would be an appropriate nominee for our board, and these views may differ from the views of other members. Our board of directors and the nominating and corporate governance committee believe that the combination of the various qualifications and experiences of the director nominees would contribute to an effective and well-functioning board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE NAMED ABOVE.

INFORMATION REGARDING DIRECTOR NOMINEES
Set forth below are the nominees for directors at the Annual Meeting, including biographical information, position or office held with us as of the date of this Proxy Statement, and information regarding the experience, qualifications, attributes, or skills that led our board of directors to recommend them for board service.
Nominees for Election at the 2023 Annual Meeting
Executive Officers

Daniel Dines

Co-Chief Executive Officer, Co-Founder, and Chairman

Biography:
Mr. Dines is our Co-Founder and has served as our Co-Chief Executive Officer since May 2022 and Chief Executive Officer since the Company’s founding in 2015. Mr. Dines was a software development engineer at Microsoft Corporation. Mr. Dines holds a M.S. from the University of Bucharest. We believe that Mr. Dines is qualified to serve on our board of directors because of his leadership in conceptualizing and developing our brand and business, his software development expertise, and his extensive knowledge of our industry.

Age: 51

Non-Employee Directors

Philippe Botteri

Director since February 2020

Committee(s): Nominating and Corporate Governance Committee

Biography:
Mr. Botteri has served as a member of our board of directors since February 2020, and previously served as a board observer beginning in April 2017. Mr. Botteri serves, since June 2011, in various senior roles and as a Partner at Accel, a venture capital firm, where he focuses on investments in early and growth stage technology companies, including cloud applications, enterprise security, and online marketplaces. Mr. Botteri currently holds directorships and management positions for several Accel entities and other private companies. Mr. Botteri also serves on the board of directors of Fiverr International Ltd., an online marketplace for freelance services, since January 2016. Mr. Botteri holds a M.A. from Ecole Polytechnique and Ecole des Mines in France. We believe that Mr. Botteri is qualified to serve on our board of directors because of his global experience, financial expertise, software, technology industry and product experience, and cloud computing experience.

Age: 49

Michael Gordon

Director since September 2020

Committee(s): Audit Committee (Chair)

Biography:
Mr. Gordon has served as a member of our board of directors since September 2020. Mr. Gordon serves, since July 2015, as Chief Financial Officer of MongoDB, Inc., a database platform company, and as its Chief Operating Officer since November 2018. Prior to joining MongoDB, Inc., Mr. Gordon worked at Yodle, Inc., an online marketing company, where he served as the Chief Financial Officer from May 2009 until July 2015 and as the Chief Operating Officer and Chief Financial Officer from March 2014 until July 2015. Prior to joining Yodle, Mr. Gordon was a Managing Director in the Media and Telecom investment banking group at Merrill Lynch, Pierce, Fenner and Smith Incorporated, a financial services company, where he worked from 1996 to 2009. Mr. Gordon received an A.B. from Harvard College and a MBA from Harvard Business School. We believe that Mr. Gordon is qualified to serve on our board of directors because of his global experience, financial expertise, software, technology industry and product experience, and cloud computing experience.

Age: 53

Daniel D. Springer

Director since March 2021

Committee(s): Audit Committee; Compensation Committee

Biography:
Mr. Springer has served as a member of our board of directors since March 2021. Mr. Springer served, from January 2017 to June 2022, as Chief Executive Officer, President, and director of DocuSign, Inc., an e-signature technology company. Mr. Springer continues to serve as a director of DocuSign. From May 2015 to January 2017, he served as an Operating Partner at Advent International Corp., a private equity investment firm. From March 2004 to March 2014, Mr. Springer served as Chairman and Chief Executive Officer of Responsys, Inc., a marketing software company that was acquired by Oracle Corp. in 2014. Mr. Springer previously served on the board of directors of YuMe Inc., a digital advertising company, from October 2013 to July 2017. Mr. Springer holds a B.A. from Occidental College and a MBA from Harvard University. We believe that Mr. Springer is qualified to serve on our board of directors because of his experience as a public company CEO, financial expertise, software, technology industry and product experience, cloud computing experience, management experience, and sales and marketing experience.

Age: 59

Laela Sturdy

Director since March 2021

Committee(s)Nominating and Corporate Governance Committee (Chair)

Biography:
Ms. Sturdy has served as a member of our board of directors since March 2021 after previously serving as a board observer beginning in November 2018. Ms. Sturdy serves, since March 2023, as Managing Director of CapitalG LP, the late-stage growth venture capital fund financed by Alphabet Inc. Ms. Sturdy served as a General Partner of CapitalG LP from October 2013 to February 2023. Previously, Ms. Sturdy held several roles at Google LLC, including Managing Director, Emerging Businesses, Sales and Business Operations from March 2010 to October 2013. Ms. Sturdy currently serves on the Board of Duolingo, Inc. and previously served on the board of directors of Care.Com, Inc. and she is also a director of several private companies. Ms. Sturdy holds an A.B. in biochemistry from Harvard College, a M.S. from Trinity College Dublin and a MBA from Stanford University. We believe that Ms. Sturdy is qualified to serve on our board of directors because of her financial expertise, software, technology industry and product experience, cloud computing experience, management experience, and sales and marketing experience.

Age: 45

Karenann Terrell

Director since April 2023

Committee(s): Audit Committee

Biography:
Ms. Terrell was appointed to our board of directors on April 7, 2023. Ms. Terrell most recently served as Chief Digital and Technology Officer of GlaxoSmithKline Plc from September 2017 through December 2021. Prior to that. Ms. Terrell served as the Chief Information Officer of Walmart Inc. from 2012 through 2017, having joined Walmart in 2010 as the Assistant Chief Information Officer. Ms. Terrell served on the board of Pluralsight, Inc., from 2017 through 2021. Ms. Terrell received a B.S. in Electrical Engineering from Kettering University and a M.S. in Electrical Engineering from Purdue University. We believe Ms. Terrell is qualified to serve on our board of directors because of her broad IT and digital experiences spanning several industries.

Age: 62

Richard P. Wong

Director since March 2018

Committee(s): Compensation Committee (Chair)

Biography:
Mr. Wong has served as a member of our board of directors since March 2018. Mr. Wong serves, since November 2006, as a General Partner at Accel. From January 2001 to November 2006, Mr. Wong held a number of executive roles at Openwave Systems Inc., a mobile software company, including Senior Vice President of Products and Chief Marketing Officer. Mr. Wong serves on the boards of directors of Atlassian Corporation Plc, a software development tool company, since July 2010, and a number of other private companies. Mr. Wong also served on the board of directors of Sunrun Inc., a solar energy company, from July 2009 to March 2018. Mr. Wong holds a B.S. and a M.S. from the Massachusetts Institute of Technology. We believe that Mr. Wong is qualified to serve on our board of directors because of his global experience, financial expertise, software, technology industry and product experience, and cloud computing experience.

Age: 53

CORPORATE GOVERNANCE
Director Compensation
The following table sets forth information regarding compensation earned by or paid to our non-employee directors for and subsequent to the fiscal year ended January 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
Philippe Botteri	45,000	181,039	$226,039
Carl Eschenbach (3)	45,000	181,039	$226,039
Michael Gordon	45,000	181,039	$226,039
Kimberly L. Hammonds (4)	24,457	181,039	$205,496
Daniel D. Springer	45,000	181,039	$226,039
Laela Sturdy	52,500	181,039	$233,539
Jennifer Tejada (5)	45,000	181,039	$226,039
Karenann Terrell (6)	—	—	—
Richard P. Wong	60,000	181,039	$241,039
(1) Amounts reported represent the aggregate grant date fair value of RSUs granted to our directors under our 2021 Plan, computed in accordance with Topic 718, excluding the effect of estimated forfeitures. In June 2022, each of our non-employee directors received a grant of 10,351 RSUs, with an aggregate grant date fair value value of $200,000. For information on how the fair value of these awards was determined, refer to the discussions of critical accounting estimates included in our Annual Report on Form 10-K for the year ended January 31, 2023, as filed with the SEC on March 24, 2023. This amount does not reflect the actual economic value that may be realized by the non-employee director.
(2) As of January 31, 2023, the aggregate number of outstanding shares of restricted stock and shares underlying outstanding RSUs held by each of our non-employee directors was as follows:

Name	Number of Shares of Restricted Stock	Number of Shares Underlying RSUs
Philippe Botteri	—	18,380
Carl Eschenbach	—	18,380
Michael Gordon	50,430	10,351
Daniel D. Springer	—	50,695
Laela Sturdy	—	18,380
Jennifer Tejada	—	45,652
Richard P. Wong	—	18,380
(3) Mr. Eschenbach stepped off our board of directors on and effective as of March 7, 2023.
(4) Ms. Hammonds, a member of our board since September 2020, died in 2022.
(5) Ms. Tejada resigned from our board on and effective as of April 13, 2023.
(6) Ms. Terrell was appointed to our board on and effective as of April 7, 2023.
Daniel Dines, our Co-Chief Executive Officer, Co-Founder, and Chairman, is also a member of our board of directors but does not receive any additional compensation for his service as a director. See the section titled "Executive Compensation" for more information regarding the compensation earned by Mr. Dines.
Non-Employee Director Compensation Policy
Our board of directors adopted a non-employee director compensation policy in April 2021. As of January 31, 2023, this compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors:
•an annual cash retainer of $30,000;
•an additional annual cash retainer of $15,000 for service as lead independent director;
•an additional annual cash retainer of $15,000 for service as a member of the audit committee, compensation committee, and the nominating and corporate governance committee or a Board subcommittee;
•an initial RSU award granted upon a non-employee director’s initial election or appointment to our board, with a value equal to $400,000, vesting in three equal annual installments; and

•an RSU award granted at each Annual Meeting to each non-employee director serving on such date, with a value equal to $200,000, vesting on the earlier of (1) the date of the following year’s Annual Meeting (or the day immediately preceding the next Annual Meeting, if sooner) or (2) the first anniversary of the grant date.
Any awards granted under this policy that are unvested as of the occurrence of a corporate transaction (as defined in the 2021 Plan) will vest as of such corporate transaction. The compensation described above, with respect to any fiscal year beginning with fiscal year 2022, is subject to the limits on non-employee director compensation set forth in the 2021 Plan. Each such RSU award will vest subject to the director’s continuous service with us, provided that each RSU award will vest in full upon a change in control of the Company.
In fiscal year 2024, our board approved an increase to the new director initial RSU award to $600,000, vesting in three equal annual installments; and decided, commencing in fiscal year 2024, to provide the audit committee chair a cash retainer of $25,000 annually.
Board Composition
Ensuring our board of directors is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of stockholders, is a top priority of our board of directors and the nominating and corporate governance committee. Our board of directors and the nominating and corporate governance committee believe that different perspectives are critical to a forward-looking and strategic board as is the ability to benefit from the valuable experience and familiarity that longer-serving directors bring. When recommending to our board of directors the slate of director nominees for election at the Annual Meeting, the nominating and corporate governance committee strives to maintain an appropriate balance of diversity, skills, and tenure on our board.
Our business and affairs are managed under the direction of our board of directors. We currently have seven directors. Each director is elected to the board of directors for a one-year term, to serve until the election and qualification of a successor director at our Annual Meeting, or until the director’s earlier removal, resignation, or death.
Board Skills and Experience
The following chart reflects the skills and experience of our directors as of April 28, 2023, based on self-identified categories:

Board Diversity
The following chart reflects self-identification by the director-nominees standing for election at the Annual Meeting.

Director Independence
Our Class A common stock is listed on the New York Stock Exchange (the "NYSE"). Under the NYSE listing standards, a majority of the members of our board of directors must qualify as "independent" as affirmatively determined by our board of directors. Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment, and affiliations, our board of directors has determined that Messrs. Botteri, Gordon, Springer and Wong and Ms. Sturdy and Ms. Terrell are independent for purposes of applicable NYSE standards, including with respect to committee service. In addition, our board of directors determined that each of Mr. Eschenbach and Ms. Hammonds and Ms. Tejada, each of whom served on our board of directors during fiscal year 2023, was independent during the period he or she served on the Board during fiscal year 2023. In making these determinations, our board of directors considered any relevant identified current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.
Board Leadership Structure
Daniel Dines serves as Chairman of our board of directors and since May 2022, our Co-Chief Executive Officer, after previously serving as our Chief Executive Officer. We believe that combining the positions of Co-Chief Executive Officer and chair of our board of directors helps to ensure that our board and management act with a common purpose. In our view, separating the positions of Co-Chief Executive Officer and board chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Co-Chief Executive Officer and board chair provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Co-Chief Executive Officer/board chair is better positioned to act as a bridge between management and our board, facilitating the regular flow of information. We also believe that it is advantageous to have a chair of our board of directors who has an extensive history with and knowledge of our company (as is the case with Mr. Dines) as compared to a relatively less informed independent chair.
Our Corporate Governance Guidelines provide that one of our independent directors may serve as the lead independent director at any time that Mr. Dines or anyone else who is not an independent director is serving as the chairman of the board of directors. Our board of directors has appointed Richard P. Wong to serve as our lead independent director. As lead independent director, Mr. Wong's duties include: (i) presiding at all meetings of the board of directors at which Mr. Dines is not present, including executive sessions of the independent directors; (ii) acting as liaison between the independent directors and Mr. Dines; (iii) presiding over meetings of the independent directors; (iv) consulting with Mr. Dines in planning and setting schedules and agendas for board meetings; and (v) performing such other functions as our board of directors may delegate.
Committees and Meetings of our Board of Directors
Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met nine times for our fiscal year 2023. With respect to the committees of our board of directors, the audit committee met eight times, the compensation committee met seven times, and the nominating and corporate governance committee met six times. For our fiscal year 2023, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served. We encourage our directors and nominees for director to attend our Annual Meeting; all of our directors then serving on our Board attended the 2022 Annual Meeting.

As required under applicable NYSE listing standards, during our last fiscal year, fiscal year 2023, our non-employee directors met nine times in regularly scheduled executive sessions at which only non-employee directors were present. Mr. Wong presided over the executive sessions.
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. In 2021 and for part of 2022, our board of directors established a cyber subcommittee to the audit committee, chaired by Ms. Hammonds with Ms. Sturdy. Following the death of Ms. Hammonds in mid-2022, our board of directors determined to move cyber security oversight responsibility to the audit committee, dissolving the cyber subcommittee. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time. These standing committees are comprised only of independent directors, pursuant to SEC regulation.
Each of the audit committee, the compensation committee and the nominating and corporate governance committee generally meets quarterly and with greater frequency if necessary. Each committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the relevant committee, in consultation with management. Each committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by a committee to make presentations, to provide financial or other background information or advice or to otherwise participate in the committee's meetings.
Audit Committee
Our audit committee consists of Michael Gordon, Daniel D. Springer, and Karenann Terrell. In addition, Carl Eschenbach, a former member of our board of directors, served on the audit committee until his resignation from our board in March 2023. Richard Wong subsequently served on the audit committee until Ms. Terrell’s appointment to our board of directors and the audit committee in April 2023. Our board of directors has determined that each of Mr. Gordon, Mr. Springer and Ms. Terrell satisfies the independence requirements under the listing standards of the NYSE and Rule 10A-3(b)(1) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The chair of our audit committee is Mr. Gordon, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The principal duties and responsibilities of our audit committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and internal control over financial reporting;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•oversee the design, implementation, organization and performance of the Company’s internal audit function;
•reviewing our policies on risk assessment and risk management;
•reviewing related party transactions;
•overseeing the scope, design, adequacy and effectiveness of our internal control over financial reporting and our disclosure controls and procedures; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available on our website at ir.uipath.com/governance/governance-documents.

Compensation Committee
Our compensation committee consisted of Richard P. Wong and Daniel D. Springer. The chair of our compensation committee is Mr. Wong. Laela Sturdy previously served on the compensation committee until Mr. Springer's appointment to the compensation committee in April 2023. Our board of directors has determined that each of Mr. Wong and Mr. Springer is independent under the listing standards of the NYSE and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The principal duties and responsibilities of our compensation committee include, among other things:
•approving the retention of compensation consultants and outside service providers and advisors;
•reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of each of our chief executive officers and, with the assistance of the Co-Chief Executive Officers,that of our other executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•administering our equity and non-equity incentive plans;
•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•reviewing and evaluating succession plans for the executive officers;
•reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Our compensation committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available on our website at ir.uipath.com/governance/governance-documents.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities, and personnel of UiPath. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice, and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Laela Sturdy and Philippe Botteri. In addition, Jennifer Tejada, a former member of our board of directors, served on the nominating and corporate governance committee until her resignation from our board in April 2023, at which time Ms. Sturdy was appointed to the nominating and corporate governance committee. The chair of our nominating and corporate governance committee is Ms. Sturdy. Our board of directors has determined that each of Ms. Sturdy and Mr. Botteri is independent under the listing standards of the NYSE.
The nominating and corporate governance committee’s responsibilities include, among other things:
•identifying, evaluating, and selecting or recommending that our board of directors approve nominees for election to our board of directors and its committees;
•approving the retention of director search firms;
•evaluating the performance of our board of directors and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•evaluating the adequacy of our corporate governance practices and reporting; and
•overseeing an annual evaluation of our board’s performance.
The nominating and corporate governance committee charter also provides that that the committee provides oversight on management's efforts on environmental, social responsibility and other governance matters, including sustainability matters (or ESG matters).

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available on our website at ir.uipath.com/governance/governance-documents.
The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements, the ability to understand our industry, and being older than 21. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in their field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of our stockholders. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of our board of directors, the operating requirements of UiPath, and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity (including gender, racial and ethnic diversity), skills, and such other factors as it deems appropriate, given the current needs of our board of directors and our business, to maintain a balance of knowledge, experience and capability. The company does not at present have a formal policy with respect to director diversity. For the search that resulted in Ms. Terrell's appointment, the nominating and corporate governance committee requested that the third party search firm produce candidates with ethnic, racial and gender diversity, in additional to substantive skill sets.
In the case of incumbent directors, the nominating and corporate governance committee reviews these directors’ overall service to UiPath during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for NYSE purposes, based upon applicable NYSE listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our second amended and restated bylaws, which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a written recommendation to our nominating and corporate governance committee at One Vanderbilt Avenue, 60th Floor, New York, New York 10017, Attention: Corporate Secretary, in the time frames set forth under "When are stockholder proposals and director nominations due for next year’s Annual Meeting?" above.
Each submission must include, among other things, the name, age, business address, and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of our capital stock, a description of the proposed candidate’s business experience for at least the last five years, and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. It is also recommended anyone looking to make such a submission review the requirements in UiPath's second amended and restated bylaws.
If, rather than submitting a candidate to the nominating and corporate governance committee for consideration, you wish to formally nominate a director pursuant to proxy materials that you will prepare and file with the SEC, please see the deadline described in “When are stockholder proposals and director nominations due for next year’s Annual Meeting?” above and refer to our second amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.
On March 7, 2023, our board of directors approved amendments to our amended and restated bylaws, which became effective the same day. Among other things, the amendments:
•update the advance notice provisions that apply when a stockholder intends to propose a director nomination or other business at a stockholder meeting, including to address newly adopted Rule 14a-19 of the Exchange Act (“Rule 14a- 19”), by requiring:
•any stockholder submitting a nomination notice to make a representation as to whether such stockholder intends to solicit proxies in support of director nominees other than our nominees in accordance with Rule 14a-19 and to provide reasonable evidence that certain requirements of such rule have been satisfied;
•the nomination of each proposed director nominee other than our nominees be disregarded (notwithstanding that the nominee is included as a nominee in our proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by us (which proxies and votes shall be disregarded)) if, after a stockholder provides notice pursuant to Rule 14a-19, such stockholder subsequently fails to comply with the requirements of Rule 14a-19 or fails to timely provide reasonable evidence that certain requirements of such rule have been satisfied;
•that the number of nominees a stockholder may nominate for election at a stockholder meeting may not exceed the number of directors to be elected at such meeting;
•certain representations with respect to a proposed nominee regarding the absence of certain voting commitments, disclosure of compensation for service and compliance with our corporate governance and other policies, and intent to serve the entire term;
•additional background information and disclosures regarding proposing stockholders, proposed nominees and business, and other persons related to a stockholder’s solicitation of proxies; and
•that whenever a document or information must be delivered to us under the advance notice provisions, such document or information must be in writing exclusively and must be delivered exclusively by hand, or by certified or registered mail, return receipt requested.
•clarify who may make nominations at a stockholder-requested special meeting;
•require that any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, with the white proxy card being reserved for exclusive use by the board of directors; and
•make certain other technical, modernizing and clarifying changes.
Risk Oversight
Our board of directors, through its committees, oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
While our full board of directors has overall responsibility for risk oversight, it has delegated oversight of certain risks to its committees. Our audit committee monitors our enterprise risk management program, major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Furthermore, our audit committee monitors oversight of risks associated with cybersecurity, information security and data privacy, our data security programs and assessments, management, and mitigation of such risks. Further, our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee oversees our major corporate governance risks, including through monitoring the effectiveness of our Corporate Governance Guidelines and oversight of the Company’s environmental, social, and governance program.
In connection with its reviews of the operations of our business, our full board of directors addresses the primary risks associated with our business including, for example, strategic planning. Our board of directors appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In particular, our board of directors has been closely monitoring the global macroeconomic environment, its potential effects on our business, and risk mitigation strategies.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit-related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of our board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Code of Conduct
We have adopted a Code of Conduct that applies to all employees, including executive officers, and to directors. The Code of Conduct is available on our website at ir.uipath.com. If we ever were to amend or waive any provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, or to any of our directors or other executive officers, we intend to satisfy our disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on our website set forth above rather than by filing a Current Report on Form 8-K.
Corporate Governance Guidelines
Our board of directors has adopted the UiPath, Inc. Corporate Governance Guidelines for the conduct and operation of our board in order to give directors a flexible framework for effectively pursuing our objectives for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices our board of directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Co-Chief Executive Officer performance evaluation, management succession planning and board committees and compensation. The Corporate Governance Guidelines may be viewed on our website at ir.uipath.com.
Stockholder Communications with our Board of Directors
Our board of directors has adopted a formal process by which stockholders and other interested parties may communicate with our board or any of its directors. Stockholders and other interested parties wishing to communicate with our board or an individual director may send a written communication c/o UiPath, Inc., One Vanderbilt Avenue, 60th Floor, New York, New York 10017, Attn: Corporate Secretary. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Each communication will be reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to our board or such director. Examples of inappropriate communications include product complaints, product inquiries, new product suggestions, resumes or job inquiries, surveys, solicitations or advertisements, or hostile communications.
Communications determined by the Corporate Secretary to be appropriate for presentation to our board or such director will be submitted to our board or such director on a periodic basis. Communications determined by the Corporate Secretary to be inappropriate for presentation will still be made available to any non-management director upon such director’s request.

EXECUTIVE OFFICERS
Set forth below is biographical information for our executive officers, other than Mr. Dines, whose biographical information is included above under the caption “Information Regarding Director Nominees.”

Robert Enslin

Mr. Enslin has served as our Co-Chief Executive Officer since May 2022. Mr. Enslin serves as Co-Chief Executive Officer with Daniel Dines, our Chairman and Co-Chief Executive Officer. Prior to joining the Company, Mr. Enslin, most recently served as President, Cloud Sales at Google. He joined Google in April 2019. Prior to that, he spent 27 years at SAP, most recently as President of its Cloud Business Group and as an executive board member.

Age: 60

Ashim Gupta

Mr. Gupta has served as our Chief Financial Officer since November 2019 and served as our Chief Customer Success Officer from February 2018 to November 2019. Prior to joining UiPath, Mr. Gupta served in various roles at General Electric Company from January 2000 to February 2018, including most recently as Senior Vice President and Chief Information Officer for Finance and Global Operations from March 2016 to February 2018, and as Chief Financial Officer of GE Water from August 2013 to March 2016. Mr. Gupta holds a B.A. from Rutgers University.

Age: 44

Brad Brubaker

Mr. Brubaker has served as our Chief Legal Officer since April 2019. Prior to joining UiPath, Mr. Brubaker served in various roles at SAP, an enterprise software company, from April 1994 to April 2019, including most recently as General Counsel-Global Field from July 2008 to April 2019. Mr. Brubaker holds a B.S. from Albright College and a J.D. from Temple University.

Age: 59

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
We became a public company in April 2021, and we became a large accelerated filer as of January 31, 2023. This Proxy Statement, therefore, includes detail regarding executive compensation that would not have been required had we continued to be an emerging growth company, including (i) this Compensation Discussion and Analysis, (ii) the additional compensation tables titled “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control,” (iii) advisory votes on the compensation of our named executive officers and the preferred frequency of future advisory votes on the compensation of our named executive officers, which are included as Proposals 2 and 3 in this Proxy Statement, as well as (iv) the newly enacted pay versus performance disclosure (see "Pay Versus Performance" below).
This Compensation Discussion and Analysis section discusses our executive compensation policies and how and why our compensation committee arrived at specific compensation decisions for the fiscal year ended January 31, 2023 for our named executive officers.
Named Executive Officers
Our named executive officers for the fiscal year ended January 31, 2023 are:
•Daniel Dines, our Co-Chief Executive Officer and Founder;
•Robert Enslin, our Co-Chief Executive Officer;
•Ashim Gupta, our Chief Financial Officer;
•Ted Kummert, our former EVP Product and Engineering;
•Chris Weber, our former Chief Business Officer; and
•Brad Brubaker, our Chief Legal Officer.
Business Highlights
Our Business
UiPath is at the forefront of technology innovation and thought leadership in automation, as the provider of an end-to-end platform that can help customers realize the true potential of digital transformation. The UiPath Business Automation Platform leverages artificial intelligence (AI), machine learning (ML), natural language processing (NLP), user interface (UI) automation, and application programming interface (API) integrations to empower software robots that emulate human behavior, driving operational efficiencies and meaningful business outcomes without requiring significant changes to the organization's underlying technology infrastructure.
Historically, we have grown our revenue and Annualized Renewal Run-rate (ARR) significantly by helping customers adopt automation as a tool, process by process. Today, we continue to build on this foundation and drive the evolution of automation by inspiring customers to see automation more holistically, as not just a tool but as a whole new way of operating and innovating.
Fiscal Year 2023 Highlights
•Revenue of $1,058.6 million increased 19% year-over-year.
•ARR of $1,203.8 million increased 30% year-over-year.
•Gross margin was 83% for fiscal year 2023, compared to 81% in fiscal year 2022.
•Cash, cash equivalents, and marketable securities were $1,759.8 million as of January 31, 2023, compared to $1,884.7 million as of January 31, 2022.
•Evolving from RPA pure play into a Business Automation Platform, powered by AI, ML and NLP.

Executive Summary
The important features of our executive compensation program include the following:

What We Do	What We Don't Do
Our compensation committee consists solely of independent members of our board of directors.	We prohibit hedging and pledging of UiPath stock.

Our compensation committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.	We do not provide our executive officers with excise tax gross-ups.

Our compensation committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant, aligning the peer group to the Company based on relative size, value and industry.	We do not provide excessive executive perquisites.

A significant portion of our named executive officers’ compensation is at-risk and tied to our measurable performance.	We do not provide guaranteed annual salary increases or equity rights.

Our annual performance-based bonus opportunities for all of our named executive officers are dependent upon our achievement of annual corporate objectives established each year.	We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse impact on UiPath.

Annual equity awards with multi-year vesting periods are an integral part of our executive compensation program, and comprise a primary at-risk portion of our named executive officer compensation package.
Objectives, Philosophy and Elements of Executive Compensation
Our compensation program aims to achieve the following main objectives:
•attract, retain and reward highly-qualified executives who have the skills and leadership necessary to grow our business;
•provide incentives that motivate and reward for achievement of our key performance goals; and
•align our executives’ interests with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.
Our executive compensation program generally consists of the following three principal components: base salary, performance-based cash bonus and long-term equity incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under UiPath’s 401(k) plan and participation in employee benefit plans. The below chart summarizes the three main elements of our executive compensation, their objectives and key features.

Element	Objectives	Key Features

Base Salary (fixed cash)	Provides market competitive income for performing job responsibilities.	Generally reviewed annually and determined by the compensation committee based on a number of factors (including company and individual performance) and by reference, in part, to market data obtained from our independent compensation consultant.
Attracts highly-qualified executives.

Performance-Based Cash Bonus (at-risk cash)	Motivates and rewards for contributing to our key business objectives.	Target amounts generally reviewed annually and determined by the compensation committee based upon positions that have similar impact on the organization and competitive bonus opportunities in our market.

	Aligns management and stockholder interests by linking pay to performance.	Bonus opportunities are dependent upon achievement of specific corporate performance objectives consistent with our strategic plan, generally determined by the compensation committee and communicated early in the fiscal year.

Long-Term Equity Incentive (at-risk equity)	Motivates and rewards primarily for long-term company performance.	Equity opportunities are generally reviewed annually and granted periodically during the fiscal year.
	Aligns management and stockholder interests by linking pay to performance.	Individual awards are determined based on a number of factors, including current corporate and individual performance, company retention objectives, market data obtained from our independent compensation consultant and external market conditions.
Attracts and retains highly-qualified executives and encourages their continued employment over the long-term.

We focus on providing a competitive compensation package to our executive officers that provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the compensation committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, historically we have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards with multi-year vesting in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.
How We Determine Executive Compensation
Role of our Compensation Committee, Management and our Board
The compensation committee is appointed by our board of directors and helps our board of directors oversee our compensation policies, plans and programs with the goal of attracting, incentivizing, retaining and rewarding top-quality executive management and employees. The compensation committee is responsible for reviewing and determining all compensation paid to our executive officers, including our named executive officers, and also reviews our compensation practices and policies as they relate to risk management and risk-taking incentives. Our compensation committee consists solely of independent members of our board.
The compensation committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate authority to approve executive officer compensation.
In fulfilling its responsibilities, the compensation committee considers input from an independent compensation consultant and, as appropriate, management. In fiscal year 2022 for fiscal year 2023, Mr. Dines evaluated and provided to the compensation committee performance assessments and compensation recommendations. The Chief Executive Officer did not participate in the deliberations concerning, or the determination of, his own performance and compensation. The compensation committee discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of his compensation..
Role of Compensation Consultant
The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
During the past fiscal year, the compensation committee continued its relationship with Compensia, Inc. (“Compensia”) as its independent compensation consultant. Compensia’s engagement included:
•compiling a group of peer companies to use as a reference in evaluating current executive pay practices and to aid making executive compensation decisions for fiscal year 2023;
•conducting market research and analysis to assist the compensation committee in developing executive compensation levels, including appropriate salaries and the size and structures of target bonus amounts and equity awards for our executives, including the named executive officers;
•periodically reviewing and advising on compensation trends and regulatory developments;
•reviewing market and peer group equity usage metrics to assist with understanding of UiPath’s equity budget relative to market;
•conducting an annual compensation risk assessment; and
•periodically conducting a review of our director compensation policies and practices.
The compensation committee has analyzed whether the work of Compensia as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, the compensation committee determined that the work of Compensia and the individual compensation advisors employed by Compensia does not raise any conflict of interest pursuant to the SEC rules.
Use of Competitive Market Compensation Data
The compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee directed Compensia to develop a proposed peer group list of the publicly-traded companies to be used in connection with assessing our compensation practices.
The independent compensation consultant proposed, and the compensation committee approved, a group of public companies that are reasonably comparable to UiPath in terms of industry and financial characteristics to provide management and the compensation committee with relevant compensation information to support compensation decision-making. The executive compensation peer group was intended to reflect companies with executive positions of similar scope and complexity to UiPath. In determining the peer group, the independent compensation consultant considered whether a company was (i) U.S.-headquartered; (ii) in application software, internet services and infrastructure, systems software and health care technology; (iii) within a range of ~0.33x to ~3.0x UiPath’s revenue; and (iv) within a range of ~0.25x to ~3.0x UiPath’s market capitalization with secondary factors, including whether a potential peer company had recently completed an initial public offering, had strong revenue growth and was a potential competitor for executive talent.
The peer group with respect to fiscal year 2023 is as follows:

Asana	Avalara	Cloudflare	Coupa Software
Crowdstrike Holdings	Datadog	DocuSign	Dynatrace
Elastic N.V.	MongoDB	Okta	Palantir Holdings
RingCentral	Snowflake	The Trade Desk	Twilio
Unity Software	Veeva Software	Zendesk	Zscaler
The compensation committee reviews our peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
Using data compiled from the peer companies, the independent compensation consultant completed an assessment of our executive compensation to inform the compensation committee’s determinations regarding executive compensation for fiscal year 2023. The independent compensation consultant prepared, and the compensation committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, total target cash compensation (base salary and the annual target performance bonus), annual equity compensation awards (valued based both on an approximation of grant date fair value and as well as ownership percentage), and total direct compensation (total target cash compensation and equity compensation grant value) with respect to each of the named executive officers. The compensation committee did not target pay to fall at any particular percentile of the market data, but rather reviewed these market data reference points as a helpful reference point in making fiscal year 2023 compensation decisions. Market data is only one of the factors that the compensation committee considers in making compensation decisions. The compensation committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
The compensation committee sets the compensation of our named executive officers at levels determined to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the compensation committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the compensation committee generally takes into consideration the factors listed below.
•Company and individual performance
•Existing business needs and criticality for future business needs and performance
•Scope of job function and skill set
•Relative pay among our executive officers
•Need to attract new talent and retain existing talent in a highly-competitive industry
•Value of existing equity holdings, including the potential value of unvested equity awards
•Range of market data reference points, as described above under “Use of Competitive Market Compensation Data”
•Recommendations from the Co-CEOs (other than with respect to their own compensation) and the independent compensation consultant
Fiscal Year 2023 Executive Compensation Program
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals. In January 2022, for fiscal year 2023, the compensation committee reviewed and approved the base salaries of our executive officers, taking into consideration the competitive market analysis prepared by its compensation consultant and the recommendation of our Chief Executive Officer, as well as the other factors described in the section above. Following this review, the compensation committee approved base salary increases for Mr. Gupta of 25%, from $401,000 to $500,000 and for Mr. Kummert of 11%, from $450,000 to $500,000, to bring their base salaries to levels that were more aligned to the range of those of similarly-situated executives at the companies in our peer group. When each of Mr. Enslin and Mr. Weber joined the Company in fiscal year 2023, their respective base salaries were established based on a review of market data and other factors. There were no other named executive officer salary changes in fiscal year 2023. The base salaries approved for our executive officers, effective as of February 1, 2022, were as follows:

Named Executive Officer	Fiscal Year 2023 Base Salary
Daniel Dines (1)	$6,017
Robert Enslin (2)	$750,000
Ashim Gupta	$500,000
Brad Brubaker	$450,000
Ted Kummert	$500,000
Chris Weber (3)	$500,000
(1) Mr. Dines, our Co-Founder and Chief Executive Officer, opted to receive nominal remuneration to cover certain benefits as noted in the "All Other Compensation" column of the Summary Compensation Table.
(2) Mr. Enslin joined as Co-Chief Executive Officer in May 2022. The amount reflected is the annualized salary amount.
(3) Mr. Weber joined as Chief Business Officer in April 2022. The amount reflected is the annualized salary amount.
Annual Performance-Based Cash Bonus
Our annual performance-based cash bonus awards provide incentive compensation that is specifically designed to motivate our executive officers to achieve pre-established, company-wide priorities set by the compensation committee and to reward them for results and achievements in a given year. The annual target bonus opportunities for our named executive officers are generally determined by the compensation committee in the first quarter of each fiscal year and expressed as a percentage of each individual’s annual eligible earnings (base salary earned during the fiscal year), with a potential cash bonus opportunity.
Executive Bonus Goal Setting
The compensation committee approved the performance metrics for fiscal year 2023 performance-based cash bonus awards at the second quarter compensation committee meeting. The targets against which performance is measured are generated through our annual budget and strategic planning process, which was reviewed with our board of directors and set in the first quarter, and updated and finalized in the second quarter in light of the reorganization then announced, as follows:

FY23 Bonus Plan
Corporate Performance Metric and Weight	ARR (80%)	Non-GAAP Operating Margin (20%)
Threshold Performance	80% of target	70% of target
Target Performance	100% of target	100% of target
Maximum Performance	120% of target	130% of target
The performance target for ARR was set to our fiscal year 2023 revised operating plan and measured against ARR adjusted for constant currency. No payments would be made below the Threshold Performance. At Threshold, payout is 50%. For purposes of calculating the bonus payout amount, when achievement of the Maximum targets (which would, in the compensation committee’s view, require extraordinary efforts) would result in 150% of funding. Payout would be linear between Threshold and Target and linear Target to Maximum.
We define non-GAAP operating margin as non-GAAP operating income divided by revenue. We calculate non-GAAP operating income by excluding the following items that are included in GAAP operating income (loss): stock-based compensation expense; amortization of acquired intangibles; employer payroll tax expense related to employee equity transactions; restructuring costs; and charitable donations of Class A common stock.
In March 2023, the compensation committee approved payments for the fiscal year 2023 based on the below achievement against the performance target:

FY2023 Goal Achievement
Metric	Weight	Achievement*	Funding
ARR	80%	95%	88%
Non-GAAP Operating Margin	20%	163%	150%

		Overall Funding	100%
*Reflects plan adjustment to reflect constant currency. Numbers are rounded for presentation so totals may not equal 100.
However, in light of the two rounds of layoffs conducted in fiscal year 2023 and the overall impact to the organization, the compensation committee exercised negative discretion and approved a bonus payout for the named executive officers of 89%.
Accordingly, the target bonus opportunities approved for and amounts earned by our executive officers for 2023 were as follows:

Named Executive Officer	Target Bonus Opportunity (% of Base Salary)	Target Bonus Opportunity(1)	Actual Bonus Earned(1)
Daniel Dines	—%	$—	$—
Robert Enslin	100%	$531,250	$472,813
Ashim Gupta	65%	$325,000	$289,250
Brad Brubaker	50%	$225,000	$200,250
Ted Kummert	65%	$325,000	$289,250
Chris Weber	100%	$415,675	$369,950
(1) The Actual Bonus Earned is computed based on the eligible earnings for each Named Executive Officer ("NEO") for the fiscal year (defined as the base salary earned in the fiscal period) multiplied by the payout percentage as approved by the compensation committee. Each of the "Target Bonus Opportunity" and the "Actual Bonus Earned" for Mr. Enslin and Mr. Weber reflect salary pro-rations, to reflect their start dates with UiPath mid-year.
Equity Awards
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted to Mr. Enslin, our Co-Chief Executive Officer and our other executive officers by the compensation committee. Mr. Dines, our Founder and Co-Chief Executive Officer, has not taken an equity grant since the IPO. As with other elements of compensation, the compensation committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration the individual officer’s responsibilities and performance and existing equity retention profiles, our total annual projected equity budget and the other factors described in “Factors Used in Determining Executive Compensation” above. For awards to executive officers other than the Co-Chief Executive Officers, the compensation committee also takes into account the recommendations of the Co-Chief Executive Officers with respect to appropriate grants and any particular individual circumstances. The amounts of the equity awards are intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the compensation committee believes are reasonable and appropriate taking into consideration the factors described herein.
In fiscal year 2023 the compensation committee determined to grant our executive officers long-term incentive compensation opportunities in the form of restricted stock unit (“RSU”) awards which may vest and be settled for shares of our Class A common stock. Since the value of RSU awards change with any change in the value of the underlying shares, they serve as an incentive that aligns the interests of our executive officers with the long-term interests of our stockholders. In addition, because our annual awards are subject to multi-year vesting requirements, RSU awards serve our retention objectives since our executive officers generally must remain continuously employed by us through the applicable vesting dates to fully earn these awards. Unlike stock options, RSUs have real economic value when they vest even if the market price of our Class A common stock declines or stays flat, thus delivering more predictable value to our executive officers. Additionally, because of their “full value” nature, RSU awards deliver the desired grant date fair value using a lesser number of shares than an equivalent stock option, thereby enabling us to reduce the dilutive impact of our long-term incentive award mix and to use our equity compensation resources more efficiently.

New Hire Awards
Mr. Weber joined UiPath in April 2022 and Mr. Enslin joined UiPath in May 2022. Each received equity awards, following their respective start dates, approved in advance by the compensation committee. Neither received an annual equity award.
•Mr. Weber received an award of 1,535,761 RSUs in late April 2022, with the shares underlying the RSU vesting in fourteen installments commencing on January 1, 2023, subject to continuous service through each such vesting date.
•Mr. Enslin received an award of 1,628,664 RSUs and 1,565,762 stock options upon joining UiPath as Co-Chief Executive Officer. Twenty-five percent of the shares underlying the RSU and 25% of the options vest on the one year anniversary of the start date, with the remainder of each of the shares underlying the RSUs and the options vesting in equal quarterly installments over the next three years, subject to continuous service through each such vesting date. The option expires 10 years after the date of grant.
Annual and Supplemental Grants
In June 2022, the named executive officers received the annual awards reflected below. These annual RSU grants vest quarterly over two years from the date of grant and are subject to the executive's continuous service through each such vesting date.
In October 2022, Messrs. Enslin, Gupta, Brubaker, Kummert and Weber each received a supplemental equity grant to encourage retention following the restructurings earlier in the year. The named executive officers each received a supplemental RSU grants and Mr. Enslin also received a supplemental stock option grant of 541,907 stock options with an exercise price of $12.65. These supplemental RSU and stock option grants vest quarterly over one year from January 1, 2023 and are subject to the executive's continuous service through each such vesting date.
The table below reflects fiscal year 2023 annual and supplemental grants.

Named Executive Officer	Fiscal Year 2023 Annual RSU Grant	Fiscal Year 2023 Supplemental RSU Grant	Fiscal Year 2023 Supplemental Stock Option Grant
Daniel Dines	—	—	—
Robert Enslin	—	552,923	541,907
Ashim Gupta	627,386	313,693	—
Brad Brubaker	245,903	122,951	—
Ted Kummert	393,678	196,839	—
Chris Weber	—	552,923	—
Our Co-Chief Executive Officer Mr. Enslin received the largest equity award based on his overall responsibility for our performance and success. Our other named executive officers received RSU allocations based on the compensation committee’s review of the competitive market data for their respective positions, the size and vesting schedule of the equity awards previously granted to them, and its desire for a smooth transition to a normalized annual grant program.
Severance
We do not have a severance plan in place. As discussed below, under "Employment Agreements", some of our named executive officers are party to an offer letter that provides for payments upon certain terminations of employment.
Employment Agreements
We have entered into offer letters with each of our named executive officers, the terms of which are described below. Each of our named executive officers has executed our standard confidential information and invention assignment agreement.
Daniel Dines
In February 2021, we entered into a letter with Daniel Dines governing his position as our Co-Founder and Chief Executive Officer. The letter has no specific term and provides for an at-will relationship with Mr. Dines. The letter does not provide for any compensation for Mr. Dines in connection with his service as Co-Founder and Chief Executive Officer or upon termination or resignation from such position.
Robert Enslin
In March 2022, we entered into an offer letter with Mr. Enslin, our Co-Chief Executive Officer. The offer letter has no specific term and provides for at-will employment. Mr. Enslin's current annual base salary is $750,000, and he is currently eligible for an annual discretionary performance bonus of up to 100% of his annual base salary, based on individual and corporate performance goals.
Under Mr. Enslin's offer letter, if we terminate his employment without Cause (as defined in his offer letter), then as a severance benefit, Mr Enslin will be eligible to receive: (i) severance compensation in a gross amount equal to twelve (12) months of his annualized amount of his then-current base salary, less applicable taxes, payroll deductions, and all required withholdings, to be paid on the Company’s regular payroll dates after the date the Release is effective, subject to the “Taxes” section below, (ii) a prorated portion of his Bonus based on the target in effect at the time, less applicable taxes, payroll deductions, and all required withholdings, to be paid in a lump sum promptly after the date the Release is effective and no longer subject to revocation, and (iii) acceleration of twelve (12) months of the service-time component of RSUs and SOPs he holds as of the effective termination date. As a condition to receiving the severance benefit above, Mr. Enslin must sign and comply with a general release agreement in a form acceptable to us. Further, if Mr. Enslin resigns for Good Reason or we terminate Mr. Enslin's employment without Cause, in either case within 12 months of a Change in Control (as defined in his offer letter) or a Sale Event (as defined in his offer letter), 100% of his then-unvested equity will immediately accelerate, vest and become exercisable.
Ashim Gupta
In January 2018, we entered into an offer letter with Mr. Gupta, and in February 2021, in connection with our initial public offering, we entered into a new offer letter with Mr. Gupta, confirming his position as our Chief Financial Officer, and which supersedes the terms of his prior offer letter. The offer letter has no specific term and provides for at-will employment. Mr. Gupta’s annual base salary is $500,000, and he is currently eligible for an annual discretionary performance bonus of up to 65% of his annual base salary, based on individual and corporate performance goals.
Under Mr. Gupta’s offer letter, if he resigns for Good Reason or we terminate his employment without Cause (each as defined in his offer letter), then as a severance benefit Mr. Gupta will be eligible to receive twelve months of his then current base salary (less applicable tax withholdings) paid in accordance with our regular payroll practices. As a condition to receiving the severance benefit above, Mr. Gupta must sign and comply with a general release agreement in a form acceptable to us. Further, if Mr. Gupta resigns for Good Reason or we terminate Mr. Gupta’s employment without Cause, in either case within 12 months following a Change in Control with respect to his stock options or a Sale Event with respect to his RSUs (each as defined in his offer letter) in addition to the severance compensation, 100% of his then-unvested equity will immediately accelerate, vest and become exercisable and non-forfeitable.
Theodore Kummert
In February 2020, we entered into an offer letter with Theodore Kummert, our Executive Vice President of Product and Engineering. The offer letter has no specific term and provides for at-will employment. Mr. Kummert’s annual base salary is $500,000, and he is currently eligible for an annual discretionary performance bonus of up to 65% of his annual base salary, based on individual and corporate performance goals.
Under Mr. Kummert’s offer letter, if he resigns for Good Reason or we terminate his employment without Cause (each as defined in his offer letter), then as a severance benefit Mr. Kummert will be eligible to receive twelve months of base salary (less applicable tax withholdings) paid in accordance with our regular payroll practices. As a condition to receiving the severance benefit above, Mr. Kummert must sign and comply with a general release agreement in a form acceptable to us. Further, if Mr. Kummert resigns for Good Reason or we terminate Mr. Kummert’s employment without Cause, in either case within 12 months following a Change in Control (as defined in his offer letter), 100% of his then-unvested equity will immediately accelerate, vest and become exercisable.
On February 10, 2023, Mr. Kummert informed us of his decision to resign, effective as of April 14, 2023. Mr. Kummert agreed to provide us with transition support for up to six months thereafter for nominal consideration. In recognition of Mr. Kummert's service, the post-termination exercise period for his vested non-qualified stock options was extended from 90 days to nine months.
Brad Brubaker
In February 2021, we entered into an offer letter with Brad Brubaker, our Chief Legal Officer. The offer letter has no specific term and provides for at-will employment. Mr. Brubaker's current annual base salary is $450,000, and he is currently eligible for an annual discretionary performance bonus of up to 50% of his annual base salary, based on individual and corporate performance goals.
Under Mr. Brubaker's offer letter,if we terminate his employment without Cause (as defined in his offer letter), then as a severance benefit Mr. Brubaker will be eligible to receive twelve months of base salary (less applicable tax withholdings) paid in accordance with our regular payroll practices. As a condition to receiving the severance benefit above, Mr. Brubaker must sign and comply with a general release agreement in a form acceptable to us. Further, if within twelve (12) months following a “Change in Control” (for stock options) and/or “Sale Event” (for RSUs) (as defined herein), in addition to the severance compensation set forth herein, the Company terminates Mr. Brubaker's employment without Cause, the vesting and exercisability of his then unvested equity will immediately accelerate, vest, and become non-forfeitable.
Chris Weber
In 2022, we entered into an offer letter with Mr. Weber, our Chief Business Officer. The offer letter has no specific term and provides for at-will employment. Mr. Weber's current annual base salary is $500,000, and he is currently eligible for an annual discretionary performance bonus of up to 100% of his annual base salary, based on individual and corporate performance goals.

Under Mr. Weber's offer letter, if he resigns for Good Reason or we terminate his employment without Cause (each as defined in his offer letter), then as a severance benefit Mr. Weber will be eligible to receive twelve months of base salary (less applicable tax withholdings) paid in accordance with our regular payroll practices. As a condition to receiving the severance benefit above, Mr. Weber must sign and comply with a general release agreement in a form acceptable to us. Further, if Mr. Weber resigns for Good Reason or we terminate Mr. Weber's employment without Cause, in either case within 12 months of a Change in Control (as defined in his offer letter), 100% of his then-unvested equity will immediately accelerate, vest and become exercisable.
On March 15, 2023, we announced that Mr. Weber was to step down as our Chief Business Officer. Mr. Weber agreed to assist with the transition of his duties through April 30, 2023. In connection with his departure, in consideration of his assistance with the transition and in exchange for a customary release, Mr. Weber received a lump sum payment of $250,000 and accelerated vesting of 76,024 restricted stock units, less applicable taxes, payroll deductions, and all required withholdings.
Other Benefits
We do not generally provide a significant number of perquisites or personal benefits to our named executive officers. Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. As with all other employees, we pay the premiums for basic life, accidental death and dismemberment and disability insurance for our named executive officers. Our named executive officers may also utilize lifestyle spending wellness benefits and catered meal benefits, both of which are available to our employee population.
Our Co-Chief Executive Officer and Co-Founder Mr. Dines also has benefits provided including supplemental health benefits, security and flight benefits for work travel on a non-commercial aircraft. On authorized business non-commercial air travel, employees and directors may be permitted to bring non-business guest with the prior approval of a Co-CEO. On any occasion, the employee or director is responsible for any income tax consequences and reporting in compensation herein, as required.
We maintain a defined contribution retirement plan that provides eligible employees, including each of our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). We have the ability to make discretionary contributions to the 401(k) plan. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully-vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
We also offer employees, including our named executive officers, the opportunity to participate in our 2021 Employee Stock Purchase Plan (“ESPP”), which became effective on the date of the underwriting agreement related to our initial public offering. The purpose of our ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Our ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase our Class A common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component permits the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the United States while complying with applicable foreign laws.
Compensation Risk
In early fiscal year 2024, the compensation committee reviewed the fiscal year 2023 compensation program, including pay mix, base salary, variable short term incentives, sales compensation programs, equity incentives, severance and benefits and governance provisions. There are factors that reduce the likelihood of excessive risk taking, including the compensation committee's annual review of target compensation levels relative to a reasonable set of peer companies and review alignment of compensation with performance; cash compensation levels are within market ranges for executives; effective balance in fixed and variable pay and short- and longer-term performance focus; short-term incentive opportunities and plan mechanics generally adhere to peer and typical broader market practices; competitive equity grant levels relative to market, that align executive/employee interests with shareholder interests; and administration practices/ policies are aligned with market best practices. Based on these and other factors, the Committee concluded that UiPath's fiscal year 2023 compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on the Company.
Prohibition on Hedging, Short Sales, and Pledging
Our board of directors has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our Class A common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan.
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Co-Chief Executive Officers and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we plan to adopt a formal clawback policy that complies with regulations mandated under the Dodd-Frank Act when the applicable rules adopted by the SEC in October 2022 become effective.
Tax and Accounting Implications
Under FASB ASC Topic 718 (“Topic 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to Topic 718.
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).
Report of the Compensation Committee
The compensation committee has reviewed and discussed the section of this proxy statement titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to our board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into UiPath’s annual report on Form 10-K for the fiscal year ended January 31, 2023.
UiPath, Inc,. Compensation Committee
Richard P. Wong (Chair)
Daniel D. Springer
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of UiPath, Inc. under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange act"), other than UiPath, Inc.’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers for the fiscal years indicated:

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total
Daniel Dines, Co-CEO and Founder	2023	$6,017		—	—	—	$765,818	$771,835
	2022	$6,017	(4)	—	—	—	$663,629	$669,646
	2021	$106,044		—	—	—	$110,032	$216,076
Robert Enslin, Co-CEO (5)	2023	$531,250		$34,095,445	$18,934,419	$472,813	$21,702	$54,055,629
Ashim Gupta, CFO (6)	2023	$500,000		$14,847,090	—	$289,250	$10,322	$15,646,662
	2022	$401,000		$22,066,959	—	$232,480	$9,044	$22,709,483
Ted Kummert, EVP Product and Engineering (7)	2023	$500,000		$9,316,390	—	$289,250	$12,683	$10,118,323
	2022	$450,000		$13,999,983	—	$216,000	$6,560	$14,672,543
	2021	$404,384		$8,250,328	$15,362,969	$225,117	$319	$24,243,117
Chris Weber, Chief Business Officer (5)	2023	$415,675		$41,994,469	—	$369,950	$15,237	$42,795,331
Brad Brubaker, Chief Legal Officer (5)	2023	$450,000		$5,819,288	—	$200,250	$13,604	$6,483,142
(1) Amounts reported represents the aggregate grant date fair value of stock awards or stock options, as applicable, granted to our executive officer, computed in accordance with Accounting Standards Codification ("ASC") 718. The assumptions used in calculating the grant date fair value of the stock awards and stock options reported in this column for fiscal year 2023 are set forth in the notes to our audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2023 (the "Annual Report"). These amounts do not reflect the actual economic value that may be realized by the named executive officer.
(2) Amounts shown represent the named executive officers’ total bonuses earned for the fiscal years 2023, 2022, and 2021, as applicable, based on the achievement of company performance goals as determined by the compensation committee.
(3) For 2023, amounts include life insurance premium payments made by us on behalf of named executive officers, 401(k) match contributions for each named executive officer (Mr. Dines, $0, Mr. Enslin, $10,938, Mr. Gupta, $7,104, Mr. Brubaker $10,250, Mr. Kummert $10,354, Mr. Weber $11,917), and, for Messrs. Enslin and Weber, nominal gift vouchers for use on UiPath merchandise. Messrs. Enslin, Gupta and Brubaker used the company meal usage benefit and Mr. Gupta used the UiPath lifestyle spending benefit. With respect to Mr. Dines only, the amount shown for fiscal year 2023 includes personal security services in the amount of $721,621, and health insurance costs in the amount of $35,302. On authorized business non-commercial air travel, employees and directors may be permitted to bring non-business guests with the prior approval of a Co-CEO. In these circumstances there is generally little or no incremental costs to the Company. Accordingly, no amounts associated with such use in 2023 by Messrs. Dines, Enslin and Weber are included.
(4) Following our initial public offering in April 2021, Mr. Dines requested that his compensation be decreased to a de minimus amount. Therefore Mr. Dines' annual base salary was subsequently decreased to $6,017.
(5) Messrs. Enslin, Brubaker and Weber were not named executive officers prior to fiscal year 2023. Accordingly, only fiscal year 2023 compensation information is included for each. Mr. Enslin joined UiPath in May 2022; Mr. Weber joined UiPath in April 2022.
(6) Mr. Gupta was not a named executive officer for fiscal year 2021 and, as a result, his compensation information for that year has been omitted.
(7) Mr. Kummert was hired as our Executive Vice President of Product and Engineering in March 2020.

Grants of Plan Based Awards
The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended January 31, 2023:

Name	Grant Date/Award Name	Estimated possible payouts under non-equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Shares of Stock or Units	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Daniel Dines	Fiscal 2023 annual bonus	—	—	—	—	—	—	—
Robert Enslin	Fiscal 2023 annual bonus	$265,625	$531,250	$796,875	—	—	—	—
	5/16/2022—new hire grant	—	—	—	—	1,565,762	$16.64	$14,999,220
	5/16/2022—new hire grant	—	—	—	1,628,664	—	—	$27,100,969
	10/31/2022—supplemental grant	—	—	—	—	541,907	$12.65	$3,935,199
	10/31/2022—supplemental grant	—	—	—	552,923	—	—	$6,994,476
Ashim Gupta	Fiscal 2023 annual bonus	$162,500	$325,000	$487,500	—	—	—	—
	6/11/2022—annual grant	—	—	—	627,386	—	—	$10,878,873
	10/31/2022—supplemental grant	—	—	—	313,693	—	—	$3,968,217
Ted Kummert	Fiscal 2023 annual bonus	$162,500	$325,000	$487,500	—	—	—	—
	6/11/2022—annual grant	—	—	—	393,678	—	—	$6,826,377
	10/31/2022—supplemental grant	—	—	—	196,839	—	—	$2,490,013
Chris Weber	Fiscal 2023 annual bonus	$207,837	$415,675	$623,512	—	—	—	—
	4/4/2022—new hire grant	—	—	—	1,535,761	—	—	$34,999,993
	10/31/2022—supplemental grant	—	—	—	552,923	—	—	$6,994,476
Brad Brubaker	Fiscal 2023 annual bonus	$112,500	$225,000	$337,500	—	—	—	—
	6/11/2022—annual grant	—	—	—	245,903	—	—	$4,263,958
	10/31/2022—supplemental grant	—	—	—	122,951	—	—	$1,555,330
(1) Amounts reported represent the aggregate grant date fair value of awards granted to our executive officers under our 2021 Equity Incentive Plan (the "2021 Plan"), computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in the Annual Report. This amount does not reflect the actual economic value that may be realized by the executive officer.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of January 31, 2023:

Name	Grant Date	Option Awards (1)					Stock Awards (1)
		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(2)
(a)		(b)	(c)		(e)	(f)	(g)		(h)
Daniel Dines	—	—	—		—	—	—		—
Robert Enslin	5/16/2022	—	1,565,762	(3)	$16.64	5/15/2032	—		—
	5/16/2022	—	—		—	—	1,628,664	(4)	$25,016,279
	10/31/2022	135,477	406,430	(5)	$12.65	10/30/2032	—		—
	10/31/2022	—	—		—	—	414,692	(6)	$6,369,669
Ashim Gupta	6/30/2018	148,009	—	(7)	$0.75	6/29/2028	—		—
	6/12/2020	—	—		—	—	117,187	(8)	$1,799,992
	3/1/2021	—	—		—	—	62,500	(9)	$960,000
	1/28/2022	—	—		—	—	205,439	(10)	$3,155,543
	6/11/2022	—	—		—	—	392,116	(11)	$6,022,902
	10/31/2022	—	—		—	—	235,270	(12)	$3,613,747
Ted Kummert	3/27/2020	—	—		—	—	209,647	(8)	$3,220,178
	7/20/2020	766,537	22,053	(13)	$5.06	3/26/2030	—		—
	1/28/2022	—	—		—	—	418,785	(14)	$6,432,538
	6/11/2022	—	—		—	—	246,049	(11)	$3,779,313
	10/31/2022	—	—		—	—	147,629	(12)	$2,267,581
Chris Weber	4/4/2022	—	—		—	—	987,494	(15)	$15,167,908
	10/31/2022	—	—		—	—	414,692	(12)	$6,369,669
Brad Brubaker	6/14/2019	—	—		—	—	6,671	(16)	$102,467
	4/30/2020	41,928	19,059	(17)	$3.38	4/29/2030	—		—
	4/30/2020	—	—		—	—	4,764	(8)	$73,175
	7/20/2020	280,135	26,683	(18)	$5.06	6/13/2029	—		—
	1/28/2022	—	—		—	—	119,653	(19)	$1,837,870
	6/11/2022	—	—		—	—	153,689	(11)	$2,360,663
	10/31/2022	—	—		—	—	92,213	(12)	$1,416,392
(1) All equity awards listed in this table were granted pursuant to the 2018 Stock Plan (“2018 Plan”) or the 2021 Plan.
(2) Market value is calculated based on the closing price of our Class A common stock on January 31, 2023, which was $15.36, as reported on the NYSE.
(3) This option award vests based upon the following vesting schedule: 25% of the shares underlying this option vest on May 16, 2023, with the remaining shares vesting in equal monthly installments over the next three years, subject to the named executive officer's continuous service through each such vesting date.
(4) This RSU award vests based upon the following vesting schedule: 25% of the shares underlying this RSU award vest on May 16, 2023, with the remaining shares vesting in equal quarterly installments over the next three years, subject to the named executive officer’s continuous service through each such vesting date.
(5) This option award vests based upon the following schedule: 25% of the shares underlying this option vest on each of April 1, July 1, and October 1, 2023 and January 1, 2024, subject to the named executive officer's continuous service through each such vesting date.
(6) This RSU award vests based upon the following schedule: 25% of the shares underlying this RSU award vest on each of April 1, July 1, and October 1, 2023 and January 1, 2024, subject to the named executive officer's continuous service through each such vesting date.
(7) This option award vests based upon the following vesting schedule: 25% of the shares underlying this option vested on June 30, 2019, with the remaining shares vesting in equal monthly installments over the next three years, subject to the named executive officer's continuous service through each such vesting date.
(8) This RSU award vests based upon the following vesting schedule: 25% of the shares underlying this RSU award vested in connection with the completion of our initial public offering, with the remaining shares vesting in equal quarterly installments over the next three years, subject to the named executive officer’s continuous service through each such vesting date.

(9) This RSU award vests based upon the following vesting schedule: 25% of the shares underlying this RSU award vested on January 1, 2022, with the remaining shares vesting in equal quarterly installments over the next three years, subject to the named executive officer's continuous service through each such vesting date.
(10) This RSU award vests based upon the following vesting schedule: 38,380 shares vested on January 1, 2023; 24,836 shares on each of April 1, July 1, and October 1, 2023 and January 1, 2024; with the remaining shares vesting in equal quarterly installments through January 1, 2026, subject to the executive officer's continuous service through each such vesting date.
(11) This RSU award vests based upon the following vesting schedule: the shares underlying this RSU award vest in equal quarterly installments over two years, beginning on July 1, 2022, subject to the named executive officer's continuous service through each such vesting date.
(12) This RSU award vests based upon the following vesting schedule: the shares underlying this RSU award vest in equal quarterly installments over one year, beginning on January 1, 2023, subject to the named executive officer's continuous service through each such vesting date.
(13) This option award vests based upon the following vesting schedule: 25% of the shares underlying this option vested on March 9, 2021, with the remaining shares vesting in equal monthly installments over the next three years, subject to the named executive officer’s continuous service through each such vesting date. Mr. Kummert's election to be eligible for early option exercise, which was made available to him before our initial public offering and under our 2018 Plan, is reflected with regard to the exercisable options in column (b) above. None of Mr. Kummert's options were early exercised as of January 31, 2023. Mr. Kummert left UiPath's employ on April 14, 2023. Mr. Kummert's unvested equity was forfeited upon his departure.
(14) This RSU award vests based upon the following vesting schedule: 48,609 shares on each of April 1, July 1, and October 1, 2023 and January 1, 2024; 37,391 shares on each of April 1, July 1, and October 1, 2024 and January 1, 2025, with the remaining shares vesting in equal quarterly installments through January 1, 2026, subject to the executive officer's continuous service through each such vesting date.
(15) This RSU award vests based upon the following vesting schedule: 548,267 shares vested on January 1, 2023 and 89,842 shares on each of April 1, July 1, and October 1, 2023 and January 1, 2024; with the remaining shares vesting in equal quarterly installments through April 1, 2026, subject to the executive officer's continuous service through each such vesting date. Mr. Weber is leaving UiPath at the end of the first quarter of fiscal year 2024. Accordingly, all of Mr. Weber's unvested shares are forfeited at such time.
(16) This RSU award vests based upon the following vesting schedule: 53,366 of the shares underlying this RSU award vested in connection with the completion of our initial public offering, with the remaining shares vesting in equal quarterly installments through April 1, 2023, subject to the named executive officer’s continuous service through each such vesting date.
(17) This option award vests based upon the following vesting schedule: 25% of the shares underlying this option vested on April 15, 2021, with the remaining shares vesting in equal monthly installments over the next three years, subject to the named executive officer's continuous service through each such vesting date.
(18) This option award vests based upon the following vesting schedule: 133,411 of the shares underlying this option were vested on July 20, 2020, with the remaining shares vesting in equal monthly installments from August 15, 2020 to April 15, 2023, subject to the named executive officer's continuous service through each such vesting date.
(19) This RSU award vests based upon the following vesting schedule: 25% of the shares underlying this RSU award vest on April 1, 2023, with the remaining shares vesting in equal quarterly installments over the next three years, subject to the named executive officer's continuous service through each such vesting date.
Options held by certain of our named executive officers are eligible for accelerated vesting under specified circumstances. Please see the subsection titled “—Agreements with Named Executive Officers” below for a description of such potential acceleration.
Option Exercises and Stock Vested
The following table shows sets forth certain information regarding any option exercises and stock vested during the fiscal year ended January 31, 2023 with respect to our named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Daniel Dines	—	—	—	—
Robert Enslin	—	—	138,231	$1,756,916
Ashim Gupta	20,625	$715,825	592,213	$8,974,593
Ted Kummert	—	—	406,487	$6,203,228
Chris Weber	—	—	686,498	$8,725,390
Brad Brubaker	—	—	153,446	$2,227,961
(1) The value realized on exercise is based on the closing price of our Class A common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.
(2) The value realized on vesting is determined by multiplying the number of vested restricted stock units by the closing price of our Class A common stock on the vesting date.

Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled assuming their employment was terminated as of the last business day of fiscal year 2023:

	Daniel Dines	Robert Enslin	Ashim Gupta	Brad Brubaker	Ted Kummert	Chris Weber
Voluntary Termination for Good Reason(3)(5)
Cash Severance	—	$750,000	$500,000	—	$500,000	$500,000
Equity Acceleration (1)	N/A	$15,484,420	N/A	N/A	N/A	N/A
Involuntary Not-For-Cause Termination (5)
Cash Severance	—	$750,000	$500,000	$450,000	$500,000	$500,000
Equity Acceleration (1)	N/A	$15,484,420	N/A	N/A	N/A	N/A
Voluntary Termination for Good Reason Upon a Change in Control (3) (4)
Cash severance	—	$750,000	$500,000	—	$500,000	$500,000
Equity Acceleration (2)	N/A	$30,483,198	$15,552,184	N/A	$19,211,913	$21,537,577
Involuntary Termination Not-For-Cause Upon a Change in Control (4)
Cash Severance	—	$750,000	$500,000	$450,000	$500,000	$500,000
Equity Acceleration (2)	N/A	$30,483,198	$15,552,184	$6,293,665	$19,211,913	$21,537,577
Change of Control Without Termination
Cash Severance	—	—	—	—	—	—
Equity Acceleration	—	—	—	—	—	—
(1) Represents amounts expected to vest within twelve months of January 31, 2023. The value of accelerated vesting of unvested RSUs and unvested stock options is based upon the closing price of our Class A Common Stock on January 31, 2023, multiplied by the number of unvested RSUs. The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on January 31, 2023 and the exercise price per option, multiplied by the number of unvested options.
(2) The value of accelerated vesting of unvested RSUs and unvested stock options is based upon the closing price of our Class A Common Stock on January 31, 2023, multiplied by the number of unvested RSUs. The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on January 31, 2023, and the exercise price per option multiplied by the number of unvested options.
(3) As defined in the applicable agreements, the term “Good Reason” shall mean a direct consequence of: (i) a material diminution in the executives responsibilities, authority or duties without the executive's consent; (ii) a material diminution in the executives base compensation or target bonus opportunity (including after any increase); (iii) material breach by the Company of any commitment made herein; and/or (iii) a material change in the geographic location of the executives primary work location without your consent (excluding business travel generally required in the ordinary course of the role and responsibilities).
(4) Termination must be within twelve months of a Change in Control or Sale Event (both as defined in the NEOs' respective offer letters). For the purposes of this table, the amounts reported for accelerated vesting of unvested equity assumes that a change in control event is both a "Sale Event" and a "Change in Control" event for each of Mr. Enslin, Mr. Gupta and Mr. Brubaker.
(5) As provided in his offer letter, in the event Mr. Enslin were to resign for Good Reason or the Company were to terminate his employment without Cause (each as defined in the Offer Letter), then as a severance benefit Mr. Enslin will be entitled to (a) cash severance equal to continued base salary payments for twelve months (less applicable tax withholdings), (b) a lump sum pro rata payment of his target annual bonus for the year of termination and (c) acceleration of 12 months of his then unvested and outstanding equity awards. If Mr. Enslin's service was through the end of the fiscal year, under our policies he would be entitled to the accrued amount (independent of termination). Accordingly, for fiscal 2023, had the termination provisions been triggered on January 31, 2023, in addition to the amounts reported above, Mr. Enslin would have been contractually entitled to a pro-rata bonus at target in the amount $531,250.
Pay Versus Performance Disclosures
Provided below is the Company’s “pay versus performance” disclosure regarding the relationship between executive "compensation actually paid" to (i) each individual who has served as our principal executive officer ("PEO") during any or all of fiscal year 2022 and fiscal year 2023 and (ii) our other non-PEO named executive officers (determined as an average, as set forth below) during each of fiscal year 2022 and fiscal year 2023, and our financial performance, as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. Since the Company completed its initial public offering in fiscal year 2022, data from fiscal year 2021 is excluded from the disclosure. This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. Please refer to the section titled "Executive Compensation—Compensation Discussion and Analysis" for a discussion of our executive compensation objectives and the ways in which we align executive compensation with performance.
Tabular Disclosure of Most Important Performance-Related Measures
The following table sets forth an unranked list of performance measures that, in our assessment, represent the most important performance measures the company used to link executive compensation actually paid to the principal executive officer and other named executive officers to company performance in the most recent fiscal year. We are providing this list in accordance with Item 402(v) of Regulation S-K to provide information on performance measures used by the Compensation Committee to determine named executive officer compensation. For more information, see Executive Compensation—Compensation Discussion and Analysis above.

Metric	Definition
Annualized Renewal Run-rate ("ARR")	We define Annualized Renewal Run-rate ("ARR") as annualized invoiced amounts per solution SKU from subscription licenses and maintenance and support obligations assuming no increases or reductions in customers' subscriptions. ARR does not include the costs we may incur to obtain such subscription licenses or provide such maintenance and support, and does not reflect any actual or anticipated reductions in invoiced value due to contract non-renewals or service cancellations other than for specific reserves, for example those for credit losses or disputed amounts.
Non-GAAP Operating Margin	We define non-GAAP operating margin as non-GAAP operating income divided by revenue. We calculate non-GAAP operating income and margin by excluding the following items that are included in GAAP operating income (loss): stock-based compensation expense; amortization of acquired intangibles; employer payroll tax expense related to employee equity transactions; restructuring costs; and charitable donations of Class A common stock.
Non-GAAP operating margin was selected as the Company-selected measure for the below Pay Versus Performance table because we measured our performance against this metric in fiscal year 2023 and compensated our named executive officers ("NEOs") based on that performance.
Pay Versus Performance Table

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Fiscal Year	Summary Compensation table total for first PEO (1)(7)	Summary Compensation Table Total for Second PEO (2)(7)	Compensation Actually Paid to First PEO (1)(7)	Compensation Actually Paid to Second PEO (2)(7)	Average Summary Compensation Table Total for Non-PEO NEOs (3)(8)	Average Compensation Actually Paid to Non-PEO NEOs (3)(8)	Value of initial $100 investment based on:		Net Loss (in thousands)	Non-GAAP Operating Margin (6)
							Total Shareholder Return (4)	Peer Group Total Shareholder Return (5)
2023	$771,835	$54,055,629	$771,835	$52,437,490	$18,760,864	$3,942,402	$22.26	$94.95	$(328,352)	6%
2022	$669,646	N/A	$669,646	N/A	$18,691,013	$5,359,470	$52.94	$113.78	$(525,586)	8%
(1) Daniel Dines is our co-founder and has served as our Chairman and Co-Chief Executive Officer since May 2022 and Chief Executive Officer since the Company’s founding in 2015. Mr. Dines is our first PEO in both fiscal years presented.
(2) Robert Enslin has served as our Co-Chief Executive Officer since May 2022 and is presented as our second PEO in fiscal year 2023.
(3) Refer to the Summary Compensation Table ("SCT") above for the listing of our Non-PEO NEOs for each fiscal year presented.
(4) The calculation assumes a $100 investment in our Class A common stock at April 21, 2021, the date our Class A common stock began trading on the New York Stock Exchange, through the end of the respective fiscal year, with cash dividends reinvested as applicable.
(5) The peer group used in the relevant year corresponds with the peer groups used by the Company in that year for the purposes of the disclosure required pursuant to Item 201(e) if Regulation S-K, in our Annual Report. The peer group is the S&P 500 Technology Index. The calculation assumes a $100 investment at April 21, 2021, the date our Class A common stock began trading on the New York Stock Exchange, through the end of the respective fiscal year, with cash dividends reinvested as applicable.
(6) Non-GAAP Operating Margin is our Company-selected measure. Refer above to Executive Compensation—Compensation Discussion and Analysis for definition of Non-GAAP Operating Margin.
(7) Reconciliations of SCT data to Compensation Actually Paid ("CAP") for fiscal 2023 and 2022 for PEOs are included in the table below:

	PEO 1 (Daniel Dines)		PEO 2 (Robert Enslin)
	Fiscal Year		Fiscal Year
	2023	2022	2023	2022
Summary Compensation Table Total	$771,835	$669,646	$54,055,629	N/A
Deduct: Fair value of awards granted during the fiscal year	—	—	$(53,029,864)	N/A
Add: Fair value of awards at fiscal year-end that were granted during the fiscal year	—	—	$48,666,599	N/A
Add: Fair value as of vesting date of equity awards granted and vested during the fiscal year	—	—	$2,745,126	N/A
Compensation Actually Paid Table Total	$771,835	$669,646	$52,437,490	N/A
(8) Reconciliation of SCT table data to CAP for fiscal 2023 and 2022 for Non-PEO NEOs is included in the table below:

	Average for Non-PEO NEOs
	Fiscal Year
	2023	2022
Summary Compensation Table Total	$18,760,864	$18,691,013
Deduct: Fair value of awards granted during the fiscal year	$(17,994,309)	$(18,033,471)
Add: Fair value of awards at fiscal year-end that were granted during the fiscal year	$10,249,543	$14,205,494
Add: Year-over-year change in fair value of outstanding and unvested equity awards	$(7,545,760)	$(10,215,162)
Add: Fair value as of vesting date of equity awards granted and vested during the fiscal year	$4,427,840	—
Add: Year-over-year change in fair value of equity awards granted in prior fiscal years that vested during the fiscal year	$(3,955,776)	$711,596
Compensation Actually Paid Table Total	$3,942,402	$5,359,470

Compensation Actually Paid (CAP) vs. Total Shareholder Return (TSR)

$113.78
$52.4
$94.95
$52.94
$5.4
$0.7
$—
$0.8
$22.26
$3.9
FY 2022
FY 2023
CAP: PEO 1 (in millions)
CAP: PEO 2 (in millions)
CAP: Average Non-PEO NEOs (in millions)
Company TSR
Peer group TSR

CAP vs. Net Income (Loss)
$52.4
$(328.4)
$(525.6)
$5.4
$0.7
$—
$3.9
$0.8
FY 2022
FY 2023
CAP: PEO 1 (in millions)
CAP: Average Non-PEO NEOs (in millions)
CAP: PEO 2 (in millions)
Net Loss (in millions)

CAP vs. Non-GAAP Operating Margin
8%
$52.4
6%
$0.7
$—
$5.4
$0.8
$3.9
FY 2022
FY 2023
CAP: PEO 1 (in millions)
CAP: PEO 2 (in millions)
CAP: Average Non-PEO NEOs (in millions)
Non-GAAP Operating Margin

All information provided under the above "Pay Versus Performance" heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of January 31, 2023. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	50,683,128	$3.32	62,470,947
Equity plans not approved by stockholders	—	—	—
(1) Includes options and restricted stock unit awards under the 2015 Stock Plan (the "2015 Plan"), the 2018 Plan and the 2021 Plan, but does not include future rights to purchase Class A common stock under our 2021 Employee Stock Purchase Plan (“2021 ESPP”), which depend on a number of factors described in our 2021 ESPP and will not be determined until the end of the applicable purchase period.
(2) The weighted-average exercise price excludes any outstanding restricted stock unit awards, which have no exercise price.
(3) Includes the 2021 Plan and 2021 ESPP. Stock options or other stock awards granted under the 2018 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 Plan.
The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on February 1st of each year for a period of ten years, beginning on February 1, 2022 and continuing through February 1, 2031, in an amount equal to 5% of the total number of shares of our common stock (both Class A and Class B) outstanding on the preceding January 31, or (2) a lesser number of shares determined by our board of directors no later than the February 1 increase. In addition, the 2021 ESPP provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on February 1 of each year for a period of up to ten years commencing on February 1, 2022 and continuing through February 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of capital stock outstanding on January 31 of the preceding year, and (ii) 15,500,000 shares of Class A common stock; or such lesser number of shares of Class A common stock as determined by our board of directors prior to February 1 of a given year.

Accordingly, on February 1, 2023, the number of shares of Class A common stock available for issuance under the 2021 Plan and the 2021 ESPP increased by 27,830,643 shares and 5,566,128 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

PROPOSAL 2
APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the tables included under the heading “Executive Compensation” and the accompanying narrative).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the stockholders of UiPath, Inc. (the "Company") hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
The approval of this non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting by virtual attendance or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter.
Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3
NON-BINDING, ADVISORY VOTE ON PREFERRED FREQUENCY OF HOLDING THE SAY ON PAY VOTE
Pursuant to Section 14A of the Exchange Act, stockholders are being asked to indicate their preference regarding the frequency of future stockholder advisory votes on executive compensation. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote on our executive compensation be held every one, two or three years. Stockholders also may abstain from voting on this proposal. As this is our first Proxy Statement since we ceased to be an emerging growth company, this is the first time we are asking our stockholders for a recommendation for the frequency of advisory votes on executive compensation. Stockholders are provided an opportunity to vote on the frequency of future stockholder advisory votes on executive compensation at least once every six years.
We believe that it is important to give our stockholders the opportunity to provide input on our executive compensation in a consistent and meaningful manner. As such, our board of directors believes that our stockholders should continue to have the opportunity to voice their approval or disapproval of our executive compensation each year. Our board of directors believes that annual votes will facilitate the highest level of accountability to and communication with our stockholders.
Although this vote is advisory and therefore non-binding on us, our board of directors and the compensation committee value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency with which advisory votes on executive compensation should be held. Stockholders may vote for the frequency of future advisory votes on executive compensation to occur every “one year,” “two years,” “three years,” or stockholders may abstain from voting on this proposal. The approval of this non-binding proposal requires the vote of a majority of the voting power of the shares of our common stock present at the meeting by virtual attendance or represented by proxy duly authorized at the meeting and voting (excluding abstentions and broker non-votes) on such matter.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “ONE YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

PROPOSAL 4
RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending January 31, 2024 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of KPMG is expected to attend the Annual Meeting online and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from our stockholders.
Neither our second amended and restated bylaws nor other governing documents or law require stockholders' ratification of the selection of KPMG as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of UiPath and our stockholders.
The affirmative vote of the holders of a majority of the voting power of the shares present by virtual attendance or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter will be required to ratify the selection of KPMG.
Change in Independent Registered Public Accounting Firm
On April 14, 2022, the audit committee of the board of directors of the Company approved the dismissal of Grant Thornton LLP (“GT”) as our independent registered public accounting firm, effective immediately. As described below, the change in independent registered public accounting firm was not the result of any disagreement with GT.
GT’s audit reports on our consolidated financial statements as of and for the fiscal year ended January 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
During the fiscal years ended January 31, 2022 and 2021 and through April 14, 2022, there were no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and GT on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which, if not resolved to GT’s satisfaction, would have caused GT to make reference thereto in connection with their report.
As of January 31, 2022 and 2021, and for each of the two fiscal years in the period ended January 31, 2022 and through April 14, 2022, except as set forth below, there were no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K. In connection with the preparation and audit of our consolidated financial statements as of and for the fiscal year ended January 31, 2020, a material weakness in our internal controls over financial reporting related to revenue recognition for the fiscal year ended December 31, 2018 was identified, which resulted in the improper allocation of stand-alone selling price and certain errors in deferred revenue and contract asset. The material weakness was caused by, among other things, a lack of oversight and technical competence and experience within our finance department to identify such errors. As of January 31, 2021,our management concluded that the material weakness has been remediated. This reportable event was discussed among the audit committee and GT. GT has been authorized by us to respond fully to the inquiries of KPMG LLP, the successor independent registered public accounting firm, concerning this reportable event.
On April 14, 2022, our audit committee approved management’s recommendation to engage KPMG as our independent registered public accounting firm beginning with the fiscal year ending January 31, 2023. The engagement of KPMG was effective as of April 20, 2022.
During the fiscal years ended January 31, 2022 and 2021, neither we nor anyone acting on our behalf consulted with KPMG regarding (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or the effectiveness of internal control over financial reporting, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, (2) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (3) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services
The following table represents aggregate fees billed or billable to us in fiscal year 2023 by KPMG and related entities (in thousands):

Fiscal Year 2023
Audit fees (1)	$2,786
Audit-related fees (2)	65
Tax fees (3)	21
All other fees	—
Total fees	$2,872
(1) Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2).Audit-related fees consist of fees for assurance and audit-related services performed for the Company or its subsidiaries but not directly related to the audits. Audit-related fees include attestation or agreed-upon procedures.
(3) Tax fees consist primarily of fees for routine international tax compliance and advisory services, including the review and preparation of tax returns, related compliance services, and routine tax advice.
Prior Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for fiscal year 2022 by GT, the member firms of GT, and their related entities (in thousands). After April 14, 2022, no services were provided to us by GT, other than ongoing statutory audits with respect to certain of our foreign subsidiaries.

Fiscal Year 2022
Audit fees (1)	$2,976
Audit-related fees	—
Tax fees	—
All other fees	—
Total fees	$2,976
(1) Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
Pre-Approval Policies and Procedures
The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and permitted non-audit services. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm.or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.
The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chair of the audit committee. The chair must update the audit committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
All services described above were pre-approved by the audit committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2024.
Audit Committee Report
As set forth in its charter, the audit committee assists our board of directors by, among other things, providing oversight of our accounting and financial reporting processes, the audits of our annual financial statements and internal control over financial reporting. A copy of the charter of the audit committee, which further describes the role and responsibilities of the audit committee, is available online at https://ir.uipath.com/governance.

Management is primarily responsible for the establishment and maintenance of our accounting and financial reporting processes, including our internal controls, and for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on the effectiveness of our internal control over financial reporting.
In performing its oversight role, the audit committee has (i) reviewed and discussed with management our audited financial statements for fiscal year 2023, (ii) discussed with representatives of KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, (iii) received the written disclosures and the letters from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning KPMG’s independence, and (iv) discussed with representatives of KPMG its independence and concluded that it is independent from UiPath, Inc. and its management.
Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 and filed with the SEC.
UiPath, Inc. Audit Committee
Michael Gordon (Chair)
Richard Wong
Daniel Springer
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of UiPath, Inc under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 18, 2023 by:
•each person or entity known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 478,096,053 shares of Class A common stock and 82,452,748 shares of Class B common stock outstanding as of April 18, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or would become exercisable or vest based on service-based vesting conditions within 60 days of April 18, 2023. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o UiPath, Inc., One Vanderbilt Avenue, 60th Floor, New York, New York 10017.

Beneficial Owner	Class A Common Stock		Class B Common Stock		% of Total Voting Power †
		%	Number of Shares	%	%
5% Stockholders:
Daniel Dines (1)	27,011,840	5.6%	82,452,748	100%	86.6%
Entities associated with Accel (2)	59,873,287	12.5%	—	—	1.8%
Ark Investment Management (3)	44,054,842	9.2%	—	—	1.3%
The Vanguard Group (4)	28,925,944	6.1%	—	—	*
Entities affiliated with Sumitomo Mitsui Trust Holdings, Inc (5)	27,293,681	5.7%	—	—	*
Other Directors and Named Executive Officers:
Robert Enslin (6)	1,269,214	*	—	—	*
Ashim Gupta (7)	750,281	*	—	—	*
Brad Brubaker (8)	616,606	*	—	—	*
Philippe Botteri (9)	60,974,155	12.8%	—	—	1.8%
Michael Gordon (10)	131,384	*	—	—	*
Daniel D. Springer	55,738	*	—	—	*
Laela Sturdy	19,383	*	—	—	*
Karenann Terrell	—	*	—	—	*
Richard P. Wong (11)	60,547,299	12.7%	—	—	1.8%
Ted Kummert (12)	1,383,293	*	—	—	*
Chris Weber (13)	555,013	*	—	—	*
All executive officers and directors as a group (10 persons) (14)	91,502,613	19.1%	82,452,748	100%	88.5%
* Less than one percent
† Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to thirty five votes per share, and holders of our Class A common stock are entitled to one vote per share.
(1) Includes (A) 27,011,840 shares of Class A Common Stock, consisting of (i) 24,918,585 shares held by IceVulcan Investments Ltd, (ii) 1,853,255 shares held by Ice Vulcan Holding Limited, and (iii) 240,000 shares held by Mr. Dines’ spouse; and (B) 82,452,748 shares of the Issuer’s Class B Common Stock held by Ice Vulcan Holding Limited. Mr. Dines is the sole shareholder of the respective sole shareholder of IceVulcan Investments Ltd and Ice Vulcan Holding Limited, and retains sole voting and investment power with respect to the shares held by such entities.

(2) The information reported is based solely on the Schedule 13G filed on February 14, 2023 by the Accel entities named below. Consists of (a) 624,114 shares of Class A common stock held by Accel Growth Fund Investors 2016 L.L.C., (b) 13,048,188 shares of Class A common stock held by Accel Growth Fund IV L.P., (c) 74,245 shares of Class A common stock held by Accel Growth Fund IV Strategic Partners L.P., (d) 328,862 shares of Class A common stock held by Accel Leaders Fund Investors 2016 L.L.C., (e) 6,883,068 shares of Class A common stock held by Accel Leaders Fund L.P., (f) 3,381,687 shares of Class A common stock held by Accel London Investors 2016 L.P., (g) 34,999,995 shares of Class A common stock held by Accel London V L.P., and (h) 533,128 shares of Class A common stock held by Accel London V Strategic Partners L.P. Accel Leaders Fund Associates L.L.C., the general partner of Accel Leaders Fund L.P., may be deemed to have sole power to vote and sole power to dispose of the shares of Class A common stock directly owned by Accel Leaders Fund L.P.. Accel Growth Fund IV Associates L.L.C., the general partner of Accel Growth Fund IV L.P. and Accel Growth Fund IV Strategic Partners L.P., may be deemed to have sole power to vote and sole power to dispose of the shares of Class A common stock directly owned by Accel Growth Fund IV L.P. and Accel Growth Fund IV Strategic Partners L.P. Richard Wong, a member of our board of directors and a managing member of Accel Leaders Fund Associates L.L.C., Accel Leaders Fund Investors 2016 L.L.C., Accel Growth Fund IV Associates L.L.C., and Accel Growth Fund Investors 2016 L.L.C., may be deemed to have shared power to vote and shared power to dispose of these shares. Accel London V Associates L.P., the general partner of Accel London V L.P. and Accel London V Strategic Partners L.P., may be deemed to have sole power to vote and sole power to dispose of the shares of Class A common stock directly owned by Accel London V L.P. and Accel London V Strategic Partners L.P. Accel London V Associates L.L.C., the general partner of Accel London V Associates L.P. and Accel London Investors 2016 L.P., may be deemed to have sole power to vote and sole power to dispose of these shares, and Philippe Botteri, a member of our board of directors and a managing member of Accel London V Associates L.L.C., may be deemed to have shared power to dispose of these shares. The address for all Accel entities listed above is 500 University Avenue, Palo Alto, California, 94301, USA.
(3) The information reported is based solely on the Schedule 13G filed with the SEC on February 10, 2023, which reports ARK Investment Management LLC owned 44,054,842 shares of Class A common stock, of which ARK Investment Management LLC has sole voting power with respect to 41,554,047 shares, shared voting power with respect to 1,731,541 shares, and sole dispositive power with respect to 44,054,842 shares. The principal business office of ARK Investment Management LLC is 200 Central Avenue, St. Petersburg, FL 33701.
(4) The information reported is based solely on the Schedule 13G filed with the SEC on February 9, 2023, which reflects that as of December 30, 2022, The Vanguard Group owned 28,925,944 shares of Class A Common Stock, of which The Vanguard Group had sole voting power with respect to 0 shares, shared voting power with respect to 106,266 shares, sole dispositive power with respect to 28,389,037 shares, and shared dispositive power with respect to 536,907 shares. The principal business office for the reporting person is 100 Vanguard Boulevard, Malvern, PA 19355.
(5) The information reported is based solely on the Schedule 13G filed with the SEC on February 3, 2023, which reflects that as of December 31, 2022, Sumitomo Mitsui Trust Holdings, Inc. owned 27,293,681 shares of Class A Common Stock, of which Sumitomo Mitsui Trust Holdings, Inc. had sole voting power with respect to 0 shares, shared voting power with respect to 27,293,681 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 27,293,281 shares, and Nikko Asset Management Co., Ltd.. had sole voting power with respect to 0 shares, shared voting power with respect to 27,204,205 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 27,204,205 shares. The principal business office for Sumitomo Mitsui Trust Holdings, Inc. is 1-4-1 Marunouchi, Chiyoda-ku, Tokyo 100-8233, Japan and the principal business office for Nikko Asset Management Co., Ltd. is Midtown Tower, 9-7-1 Akasaka, Minato-ku, Tokyo 107-6242, Japan.
(6) Includes 695,014 shares of Class A common stock issuable upon the exercise of options within 60 days of April 18, 2023.
(7) Includes (a) 231,505 shares held in a family trust and (b) 148,009 shares of Class A common stock issuable upon the exercise of options within 60 days of April 18, 2023.
(8) Includes 355,099 shares of Class A Common stock issuable upon the exercise of options within 60 days of April 18, 2023.
(9) Includes the shares described in footnote (2) above, as well as 1,110,868 shares of Class A common stock held by Mr. Botteri.
(10) Includes 50,430 shares of Class A common stock issuable upon the vesting and settlement of outstanding RSUs held by Mr.Gordon within 60 days of April 18, 2023.
(11) Includes the shares described in footnote (2) above, as well as 674,012 shares of Class A common stock held by Mr. Wong.
(12) Includes 768,828 shares of Class A common stock issuable upon the exercise of options within 60 days of April 18, 2023. Mr. Kummert ceased employment as our Executive Vice President of Product and Engineering in April 2023. He is included in this table because he is a named executive officer for the fiscal year ended January 31, 2023, but he is not counted for purposes of aggregating beneficial ownership of directors and executive officers as a group.
(13) Mr. Weber ceased employment as our Chief Business Officer in March 2023. He is included in this table because he is a named executive officer for the fiscal year ended January 31, 2023, but he is not counted for purposes of aggregating beneficial ownership of directors and executive officers as a group.
(14) Includes (a) 89,845,570 shares of Class A common stock, (b) 458,921 shares of Class A common stock resulting from the settlement of restricted stock units within 60 days of April 18, 2023 and 1,198,122 shares of Class A common stock issuable upon the exercise of options within 60 days of April 18, 2023, and (c) 82,452,748 shares of Class B common stock beneficially owned by our executive officers and directors. The shares held by the Accel entities referred to in footnote (2) above, of which Mr. Botteri and Mr. Wong may be deemed to share voting and investment power, have been counted once for purposes of calculating the number of shares beneficially owned by all current executive officers and directors as a group. Totals exclude Messrs. Kummert and Weber as they were no longer executive officers of the Company as of the Record Date.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, as amended, requires directors, executive officers and beneficial owners of more than ten percent (10%) of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on our review of electronic filings with the SEC of such reports and written representations from our executive officers and directors that no Form 5 is required, we believe that all such reports were submitted on a timely basis during the fiscal year ended January 31, 2023 except that (i) each of Messrs. Gupta, Brubaker, Kummert, and Ramani had one late Form 4 with one transaction filed six business days late; (ii) Mr. Enslin had one form 4 filed 2 days late reporting two transactions; Mr. Weber's form 3 was filed four days late and he had one late form 4 reporting one transaction filed seven months late; our annual board grant Form 4, reflecting one transaction, was filed one day late for each director except for Mr. Eschenbach, whose form was two days late. Late filings were due to administrative issues.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Related Person Transactions
The following is a summary of transactions since February 1, 2022 to which we were a participant or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of Class A common stock or Class B common stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
Compensation for Immediate Family Members
Aharon Dines, the brother of Daniel Dines, our Co-Chief Executive Officer, Co-Founder, and Chairman, is employed by UiPath Srl in customer service in a non-executive capacity. Pursuant to his employment, Aharon Dines received 515,686 RON in compensation for the fiscal year ended January 31, 2023, additional cash compensation of 76,956 RON, and stock options with an aggregate grant date fair value of $74,817.
Aircraft Lease
Mr. Dines beneficially owns an aircraft through a special purpose limited liability company (the “LLC”). The LLC leases the aircraft for a fixed monthly lease fee to a third-party aircraft management company that operates the aircraft. We have entered into an air transport agreement with the aircraft management company on a non-exclusive basis for business related travel on the aircraft. The air transport agreement has no required minimum usage by us. The Company approved the hourly reimbursement rate based upon an analysis of comparable chartered aircraft rates, which showed that the reimbursement rate was at or below market rates for the charter of similar aircraft. From February 1, 2022 to January 31, 2023, we paid the aircraft management company approximately $1.9 million related to our business use of the aircraft. During this period, the only payments the LLC received were in respect of the fixed monthly lease fee from the aircraft management company. From February 1, 2023 to date, we have incurred no expenses for business use of the aircraft.
Policies and Procedures for Transactions with Related Persons
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to us via email at investor.relations@UiPath.com. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Brad Brubaker
General Counsel, Chief Legal Officer and Corporate Secretary
April 28, 2023
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at ir.uipath.com. A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 is also available without charge upon written request to us via email at investor.relations@uipath.com.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PATH2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13079-P90068 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UIPATH, INC.

The Board of Directors recommends you vote FOR each of the following director nominees:

Nominees:	For	Withhold
1a. Daniel Dines	☐	☐
1b. Philippe Botteri	☐	☐
1c. Michael Gordon	☐	☐
1d. Daniel D. Springer	☐	☐
1e. Laela Sturdy	☐	☐
1f. Karenann Terrell	☐	☐
1g. Richard P. Wong	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. To approve, on a non-binding, advisory basis, the compensation paid to our named executive officers ("say-on-pay vote").	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
3. To indicate, on a non-binding, advisory basis, the preferred frequency (i.e., every one, two, or three years) of holding the say-on-pay vote.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024.	☐	☐	☐

NOTE: Your proxy holder will also vote in their discretion on any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V13080-P90068

UIPATH, INC.
Annual Meeting of Stockholders
June 15, 2023 11:00 A.M., EASTERN TIME
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Ashim Gupta and Hitesh Ramani, together and separate, as proxies, each with power of substitution, and hereby authorize(s) them to represent and to vote all of the shares of Class A and/or Class B Common Stock of UIPath, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at www.virtualshareholdermeeting.com/PATH2023 on June 15, 2023 at 11:00 a.m., Eastern Time, and at any adjournments or postponements thereof, in the manner directed on the reverse side of this card (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and in their discretion on such other matters as may properly come before said meeting or any adjournment or postponement thereof. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IT WILL BE VOTED IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side